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Exhibit 99.1

PART II

Item 6: Selected Financial Data

        The following selected historical consolidated financial and operating data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements on page F-1 of this Form 10-K. Our historical financial information has been presented on an accrual basis in accordance with generally accepted accounting principles, ("GAAP"), applicable to real estate investment trusts for all periods presented since our commencement of operations on July 9, 1999. Prior to our formation, our business was operated by The New England Teamsters and Trucking Pension Fund's ("NETT") real estate company. Accordingly, the historical financial information presented for all periods prior to our formation was prepared by NETT on a fair value basis in accordance with GAAP applicable to pension funds such as NETT.

        The major differences between the two types of GAAP are:

  •
  Pension funds report the periodic changes in the estimated fair value of the real estate investments as unrealized gain (loss) in fair value of assets;

  •
  Pension funds do not report periodic depreciation expense on the real estate investments; and

  •
  Pension funds report rental revenues as payments are due, whereas REITs report rental income on a straight-line basis over the term of the lease if the lease contains deferred payment terms.

	Year Ended December 31,
					July 9, 1999 to Dec. 31, 1999
	2003	2002	2001	2000(1)
	(In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenue:
Rentals and recoveries	$299,218	$275,065	$252,263	$137,454	$37,895
Interest and other	496	101	298	2,117	485

Total revenue	299,714	275,166	252,561	139,571	38,380

Expenses:
Operating	86,949	79,074	74,003	37,887	10,737
General and administrative	20,965	23,351	12,640	8,274	2,699
Depreciation and amortization	78,964	70,023	64,051	34,808	9,788
Interest	69,415	72,312	90,342	35,517	2,032
Loss on prepayment of debt	—	6,749	—	—	—

Total expenses	256,293	251,509	241,036	116,486	25,256

Income before net gains	43,421	23,657	11,525	23,085	13,124
Net gains on sales of real estate investments and equipment	—	2,924	4,159	1,890	—
Net derivative (losses) gains	—	(7,766)	986	—	—

Income before allocation to minority interests and discontinued operations	43,421	18,815	16,670	24,975	13,124
Income allocated to minority interests	(6,913)	(6,872)	(6,656)	(1,941)	—
Income from discontinued operations	4,225	2,500	2,222	1,068	400

Net income	40,733	14,443	12,236	24,102	13,524
Preferred stock distributions	—	(14,302)	(43,345)	(38,410)	(17,487)
Accretion of redeemable equity	—	(328)	(995)	(329)	(25)

Net income (loss) attributable to common shareholders	$40,733	$(187)	$(32,104)	$(14,637)	$(3,988)

Per Share Data:
Basic income (loss) attributable to common shareholders	$0.97	$(0.01)	$(4.71)	$(2.40)	$(0.69)
Diluted income (loss) attributable to common shareholders	$0.96	$(0.01)	$(4.71)	$(2.40)	$(0.69)
Weighted average common shares outstanding—Basic	41,963	30,257	6,818	6,088	5,781
Weighted average common and common equivalent shares outstanding—Diluted	42,536	30,286	6,818	6,088	5,781
BALANCE SHEET DATA: (at end of period)
Real estate investments, before accumulated depreciation	$2,399,973	$2,178,533	$1,948,968	$1,899,025	$690,454
Total assets	2,227,575	2,059,557	1,907,265	1,905,662	719,431
Total liabilities	1,184,008	1,095,396	1,218,751	1,173,790	148,394
Minority interests	85,095	85,553	77,952	77,981	—
Redeemable equity	—	—	123,094	122,099	24,806
Shareholders' equity	958,472	878,608	487,468	531,792	546,231
OTHER DATA:
# of shopping centers (at end of period)	162	152	142	140	42
Gross leasable area of shopping centers (sq. ft. at end of period, in thousands)(2)	27,502	25,925	23,154	22,902	7,503
% leased (at end of period)	92%	93%	93%	94%	92%
Total portfolio net operating income	$212,964	$196,513	$178,775	$100,158	$27,438
Funds from Operations(3)	116,397	66,003	27,460	18,067	5,666
Cash flow from operating activities	138,840	121,172	78,726	64,816	31,887
Cash flow from investing activities	(155,283)	(129,257)	(39,216)	(745,119)	(97,880)
Cash flow from financing activities	20,440	3,430	(37,450)	656,594	93,788

(1)
Includes approximately 3.5 months of operations of the properties acquired from Bradley Real Estate, Inc. on September 18, 2000.

(2)
Represents the total gross leasable area of all Company-owned and operated shopping center square footage.

(3)
We calculate Funds from Operations in accordance with the best practices described in the April 2001 National Policy Bulletin of the National Association of Real Estate Investment Trusts, referred to as NAREIT, and NAREIT's 1995 White Paper on Funds from Operations, as supplemented in November 1999. The White Paper defines Funds From Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. We believe that Funds from Operations is helpful to investors as a measure of our performance as an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, therefore, may not be comparable to such other REITs.

HERITAGE PREDECESSOR(1)
Oct. 1, 1998 to July 8, 1999
(in thousands)
INCOME STATEMENT DATA:
Revenue:
Rentals and recoveries	$55,941
Interest and other	393

Total revenue	56,334

Expenses:
Operating	17,247
General and administrative	3,757
Interest	2,155

Total expenses	23,159

Net additions from operations	33,175
Unrealized gain (loss) in fair value of assets	35,170
Net gains (losses) on sales of real estate investments and equipment	(8,807)

Net additions after gains (losses)	59,538
Distributions to NETT	(25,858)

Net increase (decrease) in net assets	$33,680

BALANCE SHEET DATA: (at end of period)
Real estate investments, before accumulated depreciation	$578,200
Total assets	585,592
Total liabilities	35,592
OTHER DATA:
# of shopping centers (at end of period)	41
Gross leasable area of shopping centers (sq. ft. at end of period, in thousands)	7,155
% leased (at end of period)	92%
Total portfolio net operating income	$38,694

(1)
Certain information contained in the Heritage table is not included in the Heritage Predecessor table because this information is not comparable to Predecessor's operations or accounting requirements. This information includes, for example, depreciation and amortization expense, net income, earnings per share and various cash flow disclosures. Additionally, Predecessor reports unrealized gain/loss in fair value of assets that Heritage does not report.

Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion should be read in conjunction with the selected financial data and the historical consolidated financial statements and related notes thereto.

Overview

        We are a fully integrated, self-administered and self-managed real estate investment trust, or "REIT." We are one of the nation's largest owners of neighborhood and community shopping centers. As of December 31, 2003, we had a shopping center portfolio consisting of 162 shopping centers, located in 29 states and totaling approximately 32.7 million square feet of GLA, of which approximately 27.5 million square feet was Company-owned GLA. Our shopping center portfolio was approximately 92.0% leased as of December 31, 2003.

        Our operating strategy is to own and manage a quality portfolio of community and neighborhood shopping centers that will provide stable cash flow and investment returns. Our focus is to own grocer-anchored centers with a diverse and multi-anchored tenant base in attractive geographic locations with strong demographics. We derive substantially all of our revenues from rentals and recoveries received from tenants under existing leases on each of our properties. Our operating results therefore depend primarily on the ability of our tenants to make required rental payments.

        Generally, we do not expect that our net operating income will deviate significantly in the short-term. This is because our leases with our tenants provide us a stable cash flow over the long-term. In addition, other than in unusual circumstances such as higher than anticipated snow removal costs, utility expenses or real estate taxes, our operating expenses generally remain predictable.

        However, as an owner of community and neighborhood shopping centers, our performance is linked to economic conditions in the retail industry in those markets in which our centers are located. During the past few years, there has been an economic downturn in the retail industry and in the U.S. economy generally. In addition, the retail sector has changed dramatically as a result of continued industry consolidation due to the continuing strength of Wal-Mart and large retail bankruptcies resulting in an excess amount of available retail space and greater competition. We believe that the nature of the properties that we primarily own and invest in—grocer-anchored neighborhood and community shopping centers—provides a more stable revenue flow in uncertain economic times, as they are more resistant to economic down cycles. This is because consumers still need to purchase food and other goods found at grocers, even in difficult economic times.

        In the face of these challenging market conditions, we follow a dual growth strategy. First, we continue to focus on increasing our internal growth by leveraging our existing tenant relationships to improve the performance of our existing shopping center portfolio. We believe that there are meaningful opportunities to increase our cash flow from our existing properties because of their desirable locations. For instance, during 2002 and 2003, we were adversely affected by large retail bankruptcies that created vacant space within our portfolio and by the increasingly competitive leasing environment resulting from the economic downturn. As a result, we experienced a decline of approximately 0.7% in our same store net operating income. However, as a result of our efforts to re-let space recovered from bankrupt tenants, we anticipate modest increases in same store net operating income during the latter part of 2004 and into 2005.

        Secondly, we focus on achieving external growth by expansion of our portfolio and we will continue to pursue targeted acquisitions of primarily grocer-anchored neighborhood and community shopping centers in attractive markets with strong economic and demographic characteristics. We will pursue acquisitions in our existing markets as well as in new markets where a portfolio of properties might be available to enable us to establish a platform for further growth. In recent years, the market for acquisitions has been particularly competitive with a greater number of potential buyers pursuing fewer attractive acquisition targets. The favorable interest rate environment and lower costs of funds have further served to increase dramatically prices paid for shopping center properties. In the future, to take advantage of these favorable market conditions we may dispose of properties that are not a strategic fit within our overall portfolio.

        We currently expect to incur additional debt in connection with any future acquisitions of real estate. As of December 31, 2003, we had $1.1 billion of indebtedness. This indebtedness will require balloon payments starting in August 2004. We anticipate that we will not have sufficient funds on hand to repay these balloon amounts at maturity. Therefore, we expect to refinance our debt and to fund our growth either through unsecured private or public debt offerings, additional debt financings secured by individual properties or groups of properties or by additional equity offerings. We may also finance those payments through borrowings under our line of credit facility. In the future, we may also pursue joint venture arrangements with third party developers and/or institutional investors. These joint ventures would provide us with greater access to potential acquisitions and alternative sources of capital to fund these acquisitions.

Critical Accounting Policies

        In response to guidance of the Securities and Exchange Commission, we have identified the following critical accounting policies that affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.

        On an ongoing basis, we evaluate our estimates, including those related to revenue recognition and the allowance for doubtful accounts receivable, real estate investments and asset impairment, and derivatives used to hedge interest-rate risks. We state these accounting policies in the notes to our consolidated financial statements and at relevant sections in this discussion and analysis. Our estimates are based on information that is currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could differ from those estimates and those estimates could be different under varying assumptions or conditions.

Revenue Recognition

        Rental income with scheduled rent increases is recognized using the straight-line method over the term of the leases. The aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions is included in accounts receivable. Leases for both retail and office space generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. In addition, certain of our operating leases for retail space contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. We defer recognition of contingent rental income until those specified targets are met.

        We must make estimates of the uncollectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements and other revenue or income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant credit worthiness, current economic trends and changes in our tenant payment terms when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance would result in lower net income.

Real Estate Investments

        At our formation in July 1999, contributed real estate investments were recorded at the carry-over basis of our predecessor, which was fair market value of the assets in conformity with GAAP applicable to pension funds. Subsequent acquisitions of real estate investments, including those acquired in connection with our acquisition of Bradley in September 2000 and other acquisitions since our formation, are recorded at cost. Expenditures that substantially extend the useful life of a real estate investment are capitalized. Expenditures for maintenance, repairs and betterments that do not materially extend the useful life of a real estate investment are charged to operations as incurred.

        The provision for depreciation and amortization has been calculated using the straight-line method over the following estimated useful lives:

Land improvements	15 years
Buildings and improvements	20-39 years
Tenant improvements	Shorter of useful life or term of related lease

        We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to our properties. These assessments have a direct impact on our net income because if we were to shorten the expected useful life of our properties or improvements, we would depreciate them over fewer years, resulting in more depreciation expense and lower net income on an annual basis during these periods.

        We apply Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to recognize and measure impairment of long-lived assets. We review each real estate investment for impairment whenever events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the real estate investment's use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair market value. No such impairment losses have been recognized to date.

        Real estate investments held for sale are carried at the lower of carrying amount or fair value, less cost to sell. Depreciation and amortization are suspended during the period held for sale.

        We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties. These assessments have a direct impact on our net income, because taking an impairment loss results in an immediate negative adjustment to net income.

        We apply Statement of Financial Accounting Standards No. 141, Business Combinations, to property acquisitions. Accordingly, the fair value of the real estate acquired is allocated to the acquired tangible assets, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

        The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated based on management's determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand.

Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

        In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.

        The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships, if any, based on management's evaluation of the specific characteristics of each tenant's lease; however, the value of tenant relationships has not been separated from in-place lease value for the additional interests in real estate entities because such value and its consequence to amortization expense is estimated to be immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

Hedging Activities

        From time to time, we use derivative financial instruments to limit our exposure to changes in interest rates. We were not a party to any hedging agreement with respect to our floating rate debt as of December 31, 2003 or 2002. We have in the past used derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings, from lines of credit to medium and long-term financings. We require that hedging derivative instruments are effective in reducing the interest rate risk exposure that they are designed to hedge. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

        If interest rate assumptions and other factors used to estimate a derivative's fair value or methodologies used to determine hedge effectiveness were different, amounts reported in earnings and other comprehensive income and losses expected to be reclassified into earnings in the future could be affected. Furthermore, future changes in market interest rates and other relevant factors could increase the fair value of a liability for a derivative, increase future interest expense, and result in lower net income.

Results of Operations

        The following discussion is based on our consolidated financial statements for the years ended December 31, 2003, 2002, and 2001.

        From January 1, 2001 through December 31, 2003, we increased our total portfolio of properties from 145 properties to 166 properties and from 23.2 million Company-owned GLA to 27.8 million Company-owned GLA. As a result of this growth of our total portfolio, the financial data presented below with respect to the Total Portfolio shows significant changes in revenues and expenses from period-to-period and, as a result, we do not believe our period-to-period financial data, with respect to the Total Portfolio are comparable in any meaningful way. Therefore, the comparison of operating results for the years ended December 31, 2003, 2002, and 2001 show changes resulting from net operating income for properties that we owned for each period compared (we refer to this comparison as our "Same Property Portfolio" for the applicable period) and the changes for income before net gains attributable to our Total Portfolio. Unless otherwise indicated, increases in revenue and expenses attributable to the Total Portfolio are due to the acquisition of properties during the years being compared. In addition, amounts classified as discontinued operations in the accompanying consolidated financial statements are excluded from the Total Portfolio information.

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002

        The table below shows selected operating information for our total portfolio and the 145 properties acquired prior to January 1, 2002 that remained in the total portfolio through December 31, 2003, which constitute the Same Property Portfolio for the years ended December 31, 2003 and 2002, (in thousands):

	Same Property Portfolio				Total Portfolio
	2003	2002	Increase/ (Decrease)	% Change	2003	2002	Increase/ (Decrease)	% Change
Rental and recovery revenue:
Rentals	$198,656	$194,899	$3,757	1.9%	$227,943	$205,750	$22,193	10.8%
Percentage rent	3,875	5,074	(1,199)	(23.6)%	3,971	5,074	(1,103)	(21.7)%
Recoveries	59,869	59,817	52	0.1%	65,828	62,194	3,634	5.8%
Other property	1,629	2,044	(415)	(20.3)%	1,476	2,047	(571)	(27.9)%

Total rental and recovery revenue	264,029	261,834	2,195	0.8%	299,218	275,065	24,153	8.8%
Expenses:
Property operating expenses	40,205	37,427	2,778	7.4%	43,422	38,485	4,937	12.8%
Real estate taxes	39,661	39,039	622	1.6%	43,527	40,589	2,938	7.2%

Net operating income	$184,163	$185,368	$(1,205)	(0.7)%	212,269	195,991	16,278	8.3%

Add:
Interest and other income					496	101	395	391.1%
Deduct:
Depreciation and amortization					78,964	70,023	8,941	12.8%
Interest					69,415	72,312	(2,897)	(4.0)%
General and administrative					20,965	23,351	(2,386)	(10.2)%
Loss on prepayment of debt					—	6,749	(6,749)	(100.0)%

Income before net gains					$43,421	$23,657	$19,764	83.5%

        The increase in rental revenue, including termination fees, for our Same Property Portfolio is primarily the result of new leases and rollovers of existing tenants at higher rental rates and an increase in termination fees of $1.6 million. Although our actual occupancy on a same property basis declined slightly to 91.7% as of December 31, 2003 from 93.3% as of December 31, 2002, this new leasing activity offset any loss of rental income related to (i) new vacancies and bankruptcies, primarily Ames, Kmart and Fleming and (ii) additional charges to bad debts of $0.6 million.

        Percentage rent revenue decreased for our Same Property Portfolio primarily due to the loss of three anchor tenants with significant percentage rent components comprising $0.7 million as well as the difference from the prior year timing of notification that sales thresholds have been met.

        Recoveries revenue remained relatively flat for our Same Property Portfolio primarily due to an overall increase in property operating and real estate tax expenses offset by lower recovery rates resulting from higher vacancies. Recovery rates for recoverable property operating expenses decreased to 82.0% from 85.0% and recovery rates for real estate taxes decreased to 82.7% from 85.2%. The decrease in recovery rates for property operating expenses and real estate taxes is due to higher vacancies, including the loss of anchor tenants whose parcels were separately assessed and paid by the former tenants directly to the taxing authority.

        Other property revenue decreased primarily as a result of the timing of notification that sales thresholds have been met for tax incentive financing revenue.

        Property operating expenses increased primarily as a result of $1.5 million of snow removal costs associated with heavy snowfall across the portfolio during the first few calendar months of 2003 and December 2003 and $0.5 million of lease buyout expense incurred in 2003.

        Real estate tax expense increased primarily as a result of an increase in tax rates across the portfolio, particularly those properties located in Illinois as well as additional tax expense related to the vacancy of certain anchor tenants who paid their property taxes directly to the taxing authorities.

        Interest expense decreased due to lower average interest rates throughout the year as the Company's weighted average interest rate decreased to 6.24% at December 31, 2003 from 6.45% at December 31, 2002. This decrease was offset by an increase in mortgage loans payable as result of the assumption of debt from various property acquisitions.

        General and administrative expenses decreased primarily as a result of lower stock compensation expense incurred in 2003 than in 2002. During 2003, we incurred $6.6 million of stock compensation expense from the amortization of stock grants made by the Company in 2002 and 2003 and anticipated to be made by the Company in 2004, which included the reimbursement of taxes paid by one employee and $0.6 million of accelerated stock compensation expense in connection with the departure of a former senior officer. In 2003, we also incurred $1.1 million of additional compensation expense related to the departure of a former senior officer. During 2002, we incurred $11.0 million of stock compensation expense from the amortization of stock grants made by the Company, which included the reimbursement of taxes paid by two employees. Included in 2002 stock compensation expense was $6.8 million of expense incurred by us as a result of the accelerated vesting of all previously granted restricted shares upon completion of our IPO. Excluding stock compensation expense and severance costs, our general and administrative expenses, consisting primarily of salaries, bonuses, employee benefits, insurance and other corporate-level expenses increased by $0.9 million in 2003. This increase consisted primarily of higher salary and bonus expense due to a larger workforce and higher expenses associated with being a public company for the entire 2003 fiscal year.

Comparison of the year ended December 31, 2002 to year ended December 31, 2001

        The table below shows selected operating information for our Total Portfolio and the 153 properties acquired prior to January 1, 2001 that remained in our Total Portfolio through December 31, 2002 (which constitute the Same Property Portfolio for the years ended December 31, 2002 and 2001).

Certain 2002 and 2001 amounts for the Total Portfolio have been reclassified to conform to the current presentation of discontinued operations (in thousands):

	Same Property Portfolio				Total Portfolio
	2002	2001	Increase/ (Decrease)	% Change	2002	2001	Increase/ (Decrease)	% Change
Rental and recovery revenue:
Rentals	$192,029	$189,319	$2,710	1.4%	$205,750	$190,904	$14,846	7.8%
Percentage rent	5,048	4,435	613	13.8%	5,074	4,333	741	17.1%
Recoveries	58,634	54,547	4,087	7.5%	62,194	55,014	7,180	13.1%
Other property	2,031	2,039	(8)	(0.4)%	2,047	2,012	35	1.7%

Total rental and recovery revenue	257,742	250,340	7,402	3.0%	275,065	252,263	22,802	9.0%
Expenses:
Property operating expenses	34,739	33,963	776	2.3%	38,485	36,417	2,068	5.7%
Real estate taxes	38,407	36,783	1,624	4.4%	40,589	37,586	3,003	8.0%

Net operating income	$184,596	$179,594	$5,002	2.8%	195,991	178,260	17,731	10.0%

Add:
Interest and other income					101	298	(197)	(66.1)%
Deduct:
Depreciation and amortization					70,023	64,051	5,972	9.3%
Interest					72,312	88,315	(16,003)	(18.1)%
Interest-related party					—	2,027	(2,027)	(100.0)%
General and administrative					23,351	12,640	10,711	84.7%
Loss on prepayment of debt					6,749	—	6,749	100.0%

	Income before net gains				$23,657	$11,525	$12,132	105.3%

        The increase in rental revenue, including termination fees, for our Same Property Portfolio is primarily the result of an increase in minimum rent of $2.6 million related to new leases and rollovers of existing tenants at higher rental rates. Although our actual occupancy on a same property basis remained relatively flat at 92.7% as of December 31, 2002, the new leasing activity offset any loss of income related to new vacancies and bankruptcies. Additionally, rental revenue increased $0.7 million due to an additional charge made to bad debts in 2001 primarily associated with bankruptcies, principally Kmart, and other delinquent tenants. These increases are partially offset by a reduction in termination fees over the prior year of $0.6 million in 2002.

        Percentage rent revenue increased for our Same Property Portfolio primarily due to the timing of notification that sales thresholds have been met and due to the increased sales performance over the prior sales year for tenants who pay percentage rent.

        Recoveries revenue increased for our Same Property Portfolio primarily due to an overall increase in the recovery rate of property operating and real estate tax expenses from 80.2% in 2001 to 84.3% in 2002. The increase in the rate is due to recoveries recorded in 2002 from bankrupt tenants, primarily Kmart, as these leases were not rejected and continued to remain open and operating. In addition, recoveries revenue increased due to higher reimbursable expenses in 2002.

        The decrease in interest and other income in the Total Portfolio is primarily due to lower rates and lower average cash balances during 2002.

        Property operating expenses increased primarily as a result of an increase of $0.9 million in repairs and maintenance expense, an increase of $0.5 in insurance expense, and an increase of $0.2 million in landscaping expense, partially offset by a decrease in snow removal expense of $0.7 million due to a mild early 2002 snow season.

        Real estate tax expense increased primarily as a result of an increase in the real estate tax rate for our properties in New York and Illinois.

        Interest expense, including related party interest expense, decreased due to the payoff of certain indebtedness with the proceeds from the IPO, offset by an increase in mortgage loans payable as result of the assumption of debt from various property acquisitions.

        General and administrative expenses increased primarily as a result of the effect of accelerated stock compensation expense in connection with the IPO. Upon completion of the IPO, all contractual restrictions on transfer and forfeiture provisions that existed on restricted shares previously granted to members of our senior management and other key employees terminated. As a result, the Company incurred compensation expense, including the reimbursement of taxes paid by two employees, of $6.8 million, which is comprised of $4.3 million of stock compensation expense and $2.5 million for the reimbursement of a portion of such taxes. In addition, general and administrative expense increased $2.6 million as a result of compensation expense related to the issuance of 155,000 shares of restricted stock in July 2002. These shares were subject to contractual restrictions on transfer and forfeiture provisions, which terminated on March 1, 2003. The increase is also due in part to a $0.7 million increase in the Company's supplemental executive retirement plan costs and increased corporate expenses associated with being a public company.

Liquidity and Capital Resources

        At December 31, 2003, we had $5.5 million in available cash and cash equivalents. As a REIT, we are required to distribute at least 90% of our taxable income to our stockholders on an annual basis. Therefore, as a general matter, it is unlikely that we will have any substantial cash balances that could be used to meet our liquidity needs. Instead, these needs must be met from cash generated from operations and external sources of capital.

        At December 31, 2003, we had $1.1 billion of indebtedness. This indebtedness has a weighted average interest rate of 6.24% with an average maturity of 4.6 years. As of December 31, 2003, our market capitalization was $2.5 billion, resulting in a debt-to-total market capitalization ratio of approximately 43.5%.

Short-Term Liquidity Requirements

        Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures directly associated with our properties, including:

  •
  Recurring maintenance capital expenditures necessary to properly maintain our properties;

  •
  Interest expense and scheduled principal payments on outstanding indebtedness;

  •
  Capital expenditures incurred to facilitate the leasing of space at our properties, including tenant improvements and leasing commissions; and

  •
  Future distributions paid to our stockholders.

        We incur maintenance capital expenditures at our properties, which include such expenses as parking lot improvements, roof repairs and replacements and other non-revenue enhancing capital expenditures. Maintenance capital expenditures were approximately $8.4 million, or $0.31 per square foot, for the year ended December 31, 2003. We expect total maintenance capital expenditures to be approximately $8.1 million, or $0.29 per square foot, for the year ended December 31, 2004. We also expect to incur revenue enhancing capital expenditures such as tenant improvements and leasing commissions in connection with the leasing or re-leasing of retail space.

        We believe that we qualify and we intend to continue to qualify as a REIT under the Internal Revenue Code. As a REIT, we are allowed to reduce taxable income by all or a portion of our distributions paid to shareholders. We believe that our existing working capital and cash provided by operations will be sufficient to allow us to pay distributions necessary to enable us to continue to qualify as a REIT.

        However, under some circumstances, we may be required to pay distributions in excess of cash available for those distributions in order to meet these distribution requirements, and we may need to borrow funds to pay distributions in the future.

        Historically, we have satisfied our short-term liquidity requirements through our existing working capital and cash provided by our operations as well as with borrowings under the Company's line of credit facility. We believe that our existing working capital and cash provided by operations should be sufficient to meet our short-term liquidity requirements. Cash flows provided by operating activities increased to $138.8 million for the year ended December 31, 2003 from $121.2 million for the year ended December 31, 2002. The increase in cash flows from operations is primarily attributable to the combined effect of a $16.5 million increase in net operating income, primarily as a result of property acquisitions in 2002 and 2003, and a $2.9 million decrease in interest expense, primarily as a result of the repayment of indebtedness from proceeds received from the Company's initial public offering.

        There are a number of factors that could adversely affect our cash flow. The continuation of an economic downturn in one or more of our markets may impede the ability of our tenants to make lease payments and may impact our ability to renew leases or re-lease space as leases expire. In addition, an economic downturn or recession could also lead to an increase in tenant bankruptcies, increases in our overall vacancy rates or declines in rents we can charge to re-lease properties upon expiration of current leases. In all of these cases, our cash flow would be adversely affected.

        As of December 31, 2003, the Company had nine tenants operating under bankruptcy protection, the largest of which is Fleming Companies ("Fleming"). The leases directly impacted by these bankruptcy filings totaled approximately 0.9% of our annualized base rent for all leases in which tenants were in occupancy at December 31, 2003. In addition, subsequent to December 31, 2003, four additional tenants, representing 0.5% of our annualized base rent filed for bankruptcy protection.

        On April 1, 2003, Fleming filed for bankruptcy protection. As part of this bankruptcy, Fleming's motion to reject leases at three of our 13 Fleming store locations was allowed by the Bankruptcy Court in April 2003. The three rejected leases aggregated approximately 178,000 square feet and represented approximately 0.6% of total annualized base rent for all leases in which tenants were in occupancy on March 31, 2003.

        In June 2003, leases at four of our store locations aggregating 234,000 square feet were assumed by Fleming and assigned to Roundy's, Inc., as part of Roundy's acquisition of Rainbow Foods. In December 2003, a fifth lease was assumed by Knowlan's Food. We currently lease space to Fleming at five of our other shopping centers. These five locations, all of which were physically occupied on December 31, 2003, represented approximately 0.5% of our total annualized base rent for all leases in which tenants were in occupancy on December 31, 2003. Fleming has until March 31, 2004 to decide whether or not to reject the remaining leases. A motion is pending which would allow B&R Foods to assume three of the five remaining leases and to reject the remaining two leases. In the event the remaining two leases are rejected, a subtenant occupying one of the stores has entered into an agreement to assume that lease and we are actively pursuing tenants to lease the remaining location. We are not able to fully predict the impact on our business of Fleming's bankruptcy filing at this time.

        On January 22, 2002, Kmart Corporation filed for bankruptcy protection. At December 31, 2002, we leased space to Kmart at seven of our shopping centers. In addition, Kmart owns store locations at four of our shopping centers and subleases space from a third party tenant at one of our other locations. In connection with its bankruptcy reorganization, the bankruptcy court approved the rejection of leases at three of these twelve store locations. These store closings totaled approximately 290,000 square feet and represented approximately 0.7% of our total annualized base rent for all leases in which tenants were in occupancy at March 31, 2003. On May 5, 2003, Kmart emerged from bankruptcy with no other store closings or lease terminations. At this time, we do not expect any future impact from Kmart's 2002 bankruptcy filing.

        As a result of our current and past bankrupt tenants, particularly of anchor tenants like Fleming and Kmart, the Company has experienced slight declines in same store net operating income. Any future bankruptcies of tenants in our portfolio, particularly major or anchor tenants, may have additional negative impact on our operating results.

Long-Term Liquidity Requirements

        Our long-term liquidity requirements consist primarily of funds necessary to pay for scheduled debt maturities, renovations, expansions and other non-recurring capital expenditures that need to be made periodically to our properties, and the costs associated with acquisitions of properties that we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations, long-term property mortgage indebtedness, our credit facility, bridge financing, and through the issuance of additional equity securities. We believe that these sources of capital will continue to be available to us in the future to fund our long-term liquidity requirements. However, there are certain factors that may have a material adverse effect on our access to these capital sources.

        Our ability to incur additional debt is dependent upon a number of factors, including our degree of leverage, the value of our unencumbered assets, our credit rating and borrowing restrictions imposed by existing lenders. Currently, we have a credit rating from three major rating agencies—Standard & Poor's, which has given us a rating of BBB-, Moody's Investor Service, which has given us a rating of Baa3, and Fitch, which has given us a rating of BBB-, all three have stated the outlook as stable. A downgrade in outlook or rating by a rating agency can occur at any time if the agency perceives adverse change in our financial condition, results of operations or ability to service our debt.

        Based on our internal evaluation of our properties, the estimated value of our properties exceeds the outstanding amount of mortgage debt encumbering those properties as of December 31, 2003. Therefore, at this time, we believe that additional funds could be obtained, either in the form of mortgage debt or additional unsecured borrowings. In addition, we believe that we could obtain additional financing without violating the financial covenants contained in our unsecured public notes.

        Our ability to raise funds through the issuance of equity securities is dependent upon, among other things, general market conditions for REITs and market perceptions about us. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity markets may not be consistently available on terms that are attractive or at all.

Contractual Obligations and Contingent Liabilities

        All of our indebtedness is disclosed in our consolidated financial statements, and the notes thereto, appearing elsewhere in this report. The following table summarizes our repayment obligations under our indebtedness outstanding as of December 31, 2003 (in thousands):

	2004	2005	2006	2007	2008	Thereafter	Total(1)
Mortgage loans:
Miracle Hills Park	$3,594	—	—	—	—	—	$3,594
The Commons of Chancellor Park	12,374	—	—	—	—	—	12,374
Franklin Square	436	13,583	—	—	—	—	14,019
Williamson Square	337	10,833	—	—	—	—	11,170
Riverchase Village Shopping Center	310	9,764	—	—	—	—	10,074
Meridian Village Plaza	270	292	4,841	—	—	—	5,403
Spring Mall	109	120	8,021	—	—	—	8,250
Southport Centre	—	76	160	9,764	—	—	10,000
Innes Street Market	326	352	380	12,098	—	—	13,156
Southgate Shopping Center	101	110	119	2,166	—	—	2,496
Salem Consumer Square	408	455	504	558	8,778	—	10,703
St. Francis Plaza	176	191	207	225	243	—	1,042
Buckingham Place	57	63	69	74	79	5,054	5,396
County Line Plaza	185	205	222	240	256	16,002	17,110
Trinity Commons	154	171	185	200	214	13,776	14,700
8 shopping centers, cross collateralized	1,577	1,705	1,843	1,993	2,154	72,132	81,404
Montgomery Commons	71	79	86	94	100	7,437	7,867
Warminster Towne Center	235	260	283	307	329	18,657	20,071
Clocktower Place	108	121	132	144	154	12,009	12,668
545 Boylston St. and William J. McCarthy Bldg.	603	655	711	772	838	31,808	35,387
29 shopping centers, cross collateralized	2,276	2,520	2,728	2,955	3,147	224,115	237,741
Spradlin Farm	172	189	203	219	232	16,440	17,455
Bedford Grove	349	377	408	441	477	2,451	4,503
Berkshire Crossing	591	611	630	651	671	11,940	15,094
Grand Traverse Crossing	338	364	392	422	455	11,671	13,642
Salmon Run Plaza	292	319	349	381	417	3,192	4,950
Elk Park Center	275	297	321	346	374	6,906	8,519
Grand Traverse Crossing — Wal-Mart	154	165	179	193	208	4,415	5,314
Montgomery Towne Center	351	382	393	307	335	5,626	7,394
Bedford Grove — Wal-Mart	141	152	164	178	191	3,382	4,208
Berkshire Crossing — Home Depot/Wal-Mart	221	239	258	278	300	5,542	6,838

Total mortgage loans	26,591	44,650	23,788	35,006	19,952	472,555	622,542

Unsecured notes	100,000	—	1,490	—	100,000	—	201,490
Line of credit facility	—	243,000	—	—	—	—	243,000

Total indebtedness	$126,591	287,650	25,278	35,006	119,952	472,555	$1,067,032

(1)
The aggregate repayment amount of $1,067,032 does not reflect the unamortized mortgage loan premiums of $10,423 related to the assumption of nine mortgage loans with above-market contractual interest rates.

        The indebtedness described in the table above will require balloon payments, including $16.0 million starting in August 2004. It is likely that we will not have sufficient funds on hand to repay these balloon amounts at maturity. We currently expect to refinance this debt through unsecured private or public debt offerings, additional debt financings secured by individual properties or groups of properties or additional equity offerings. We may also refinance balloon payments through borrowings under our unsecured credit facility.

        On March 8, 2004, in anticipation of completing an unsecured debt financing during the late first or second quarter of 2004, the Company entered into forward starting interest rate swaps with a total notional amount of $192,450,000. The purpose of these forward swaps is to mitigate the risk of changes in interest rates in the near term. These swaps will have no impact on our current unsecured indebtedness. These is no assurance that the Company will complete an unsecured debt financing during the period in which the interest rate swaps will be in place or at all.

        As of December 31, 2003, we have future contractual payment obligations relating to construction contracts, ground leases, and leases for the rental of office space as follows (in thousands):

	2004	2005	2006	2007	2008	Thereafter	Total
Construction contracts/Tenant improvement obligations	$7,371	—	—	—	—	—	$7,371
Ground leases	802	802	802	802	859	37,417	41,484
Office leases	79	1,060	1,116	1,067	1,067	7,247	11,636

Total	$8,252	1,862	1,918	1,869	1,926	44,664	$60,491

        We have various existing service contracts with vendors and utility contracts related to our property management. We enter into these contracts in the ordinary course of business, which vary based on usage and may extend beyond one year. These contracts are generally for one year or less and include terms that provide for termination with insignificant or no cancellation penalties.

        We have obligations under postretirement benefit plans, which are more fully described in Note 12 of the "Notes to Consolidated Financial Statements" included under Item 8 of this Annual Report, and which are not included in the above table. Funding requirements for postretirement benefits after 2004 cannot be estimated due to the significant variability in the assumptions required to project the timing of future cash payments.

Line of Credit

        On April 29, 2002, the Company entered into a three-year $350 million unsecured line of credit with a group of lenders and Fleet National Bank, as agent. Our two operating partnerships are the borrowers under the line of credit and we, and certain of our other subsidiaries, have guaranteed this line of credit. This line of credit is being used principally to fund growth opportunities and for working capital purposes. At December 31, 2003, $243 million was outstanding under the line of credit.

        Our ability to borrow under this line of credit is subject to our ongoing compliance with a number of financial and other covenants. This line of credit, except under some circumstances, limits our ability to make distributions in excess of 90% of our annual funds from operations. In addition, this line of credit bears interest at either the lender's base rate or a floating rate based on a spread over LIBOR ranging from 80 basis points to 135 basis points, depending upon our debt rating. In addition, this line of credit has a facility fee based on the amount committed ranging from 15 to 25 basis points, depending upon our debt rating, and requires quarterly payments. The variable rate in effect at December 31, 2003, including the lender's margin of 105 basis points and borrowings outstanding at the base rate was 2.22%.

        As of December 31, 2003, we were in compliance with all of the financial covenants under this line of credit. However, if our properties do not perform as expected, or if unexpected events occur that require us to borrow additional funds, compliance with these covenants may become difficult and may restrict our ability to pursue some business initiatives. In addition, these financial covenants may restrict our ability to pursue particular acquisition transactions, including for example, acquiring a portfolio of properties that is highly leveraged. These constraints on acquisitions could significantly impede our growth.

Equity Financings

        In April 2002, we completed our initial public offering and sold 14,080,556 shares of our common stock at a price of $25.00 per share resulting in net proceeds to us of $323 million. We used the net proceeds of the IPO to repay outstanding indebtedness. In connection with our IPO, all shares of our Series A Cumulative Convertible Preferred Stock and redeemable equity then outstanding converted automatically into shares of our common stock on a one for one basis.

        In December 2003, we completed a secondary public offering of our common stock and sold a total of 3,932,736 shares at a net price of $28.27 per share, resulting in net proceeds to us of $111 million. We used the net proceeds of this offering to repay outstanding indebtedness.

Funds From Operations

        We calculate Funds from Operations in accordance with the best practices described in the April 2001 National Policy Bulletin of the National Association of Real Estate Investment Trusts, referred to as NAREIT, and NAREIT's 1995 White Paper on Funds from Operations. The White Paper defines Funds From Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. We believe that Funds from Operations is helpful to investors as a measure of our performance as an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, therefore, may not be comparable to such other REITs.

        The following table reflects the calculation of Funds from Operations (in thousands):

	Year Ended December 31,
	2003	2002(*)	2001
Net income	$40,733	$14,443	$12,236
Add (deduct):
Depreciation and amortization (real-estate related)	78,347	69,498	63,723
Net gains on sales of real estate investments and equipment (including gain of $384 included in discontinued operations in 2002)	(2,683)	(3,308)	(4,159)
Preferred stock distributions	—	(14,302)	(43,345)
Accretion of redeemable equity	—	(328)	(995)

Funds from Operations	$116,397	$66,003	$27,460

(*)
Funds from Operations for the year ended December 31, 2002 have been restated to exclude the $6.7 million loss on prepayment of debt, which was previously reported as an extraordinary item, from the reconciliation pursuant to the adoptions of FASB No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, in 2003.

Related Party Transactions

        We have in the past engaged in and currently engage in a number of transactions with related parties. The following is a summary of ongoing transactions with related parties that may significantly impact our future operating results.

The TJX Companies

        In July 1999, Bernard Cammarata became a member of our board of directors. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until June 1999. We received annualized base rent from the TJX Companies of $12.6 million in 2003, which represented approximately 5.2% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2003. TJX pays us rent in accordance with 46 written leases at our properties.

Advisory Fee

        In 2002, the Prudential Insurance Company of America, previously our second largest stockholder, received advisory and other fees totaling $3.4 million in connection with our IPO.

Warrants

        In connection with advisory services provided to us by Prudential, we formerly issued to Prudential warrants to purchase 375,000 shares of our common stock at an exercise price of $25.00 per share. Effective February 7, 2003, we extended the exercise period of these warrants until April 29, 2007 and incurred a charge of $0.1 million. If not extended, 75,000 of these warrants would have expired on July 9, 2003 and the remaining warrants would have expired on September 18, 2004.

        On March 11, 2004, Prudential informed the Company that it was exercising all of its 375,000 warrants in accordance with the cashless exercise provisions of its warrant agreement. Pursuant to the warrant agreement, on March 12, 2004, the Company issued Prudential 68,166 shares of common stock in full settlement of the warrants. The Company will not incur any additional expense under SFAS No. 123 as a result of the exercise of the warrants.

Equity Offering

        In December 2003, we completed a secondary public offering of our common stock and sold a total of 3,932,736 shares. Net Realty Holding Trust, our largest stockholder, exercised its contractual preemptive right and purchased approximately 40% of the shares we sold in the offering on the same terms as third parties purchased shares.

131 Dartmouth Street Joint Venture

        In November 1999, we entered into a joint venture with NETT for the acquisition and development of a 365,000 square foot commercial office building at 131 Dartmouth Street, Boston, Massachusetts. This joint venture is owned 94% by NETT and 6% by us. We were issued this interest as part of a management arrangement with the joint venture pursuant to which we will manage the building. We have no ongoing capital contribution requirements with respect to this office building, which was completed in January 2003. The first tenants began occupying this office building in January 2004. We account for our interest in this joint venture using the cost method and we have not expended any amounts on the office building through December 31, 2003.

        In February 2004, we entered into an eleven-year lease with our joint venture with NETT for the lease of approximately 31,000 square feet of space and we moved our corporate headquarters to this space during the first quarter of 2004. The terms of this lease, which were negotiated on an arms-length basis, were approved by our Audit Committee and by our Board of Directors.

Boston Office Lease

        In 1974, NETT and Net Realty Holding Trust entered into an agreement providing for the lease of 14,400 square feet of space in an office building at 535 Boylston Street to NETT for its Boston offices. Net Realty Holding Trust assigned this lease to us as part of our formation. The current term of this lease expires on June 30, 2005 and under this lease, NETT pays us $648,000 per year in minimum rent.

Contingencies

Legal and Other Claims

        We are subject to legal and other claims incurred in the normal course of business. Based on our review and consultation with counsel of those matters known to exist, including those matters described on page 38, we do not believe that the ultimate outcome of these claims would materially affect our financial position or results of operations.

Non-Recourse Loan Guarantees

        In connection with the Bradley acquisition, we entered into a special securitized facility with Prudential Mortgage Capital Corporation ("PMCC") pursuant to which $244 million of collateralized mortgage-backed securities were issued by a trust created by PMCC. The trust consists of a single mortgage loan due from a subsidiary we created, Heritage SPE LLC, to which we contributed 29 of our properties. This loan is secured by all 29 properties we contributed to the borrower.

        In connection with the securitized financing with PMCC, we entered into several indemnification and guaranty agreements with PMCC under the terms of which we agreed to indemnify PMCC for various bad acts of Heritage SPE LLC and with respect to specified environmental liabilities with respect to the properties contributed by us to Heritage SPE LLC.

        We also have agreed to indemnify other mortgage lenders for bad acts and environmental liabilities in connection with other mortgage loans that we have obtained.

Inflation

        Inflation has had a minimal impact on the operating performance of our properties. However, many of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions include clauses enabling us to receive payment of additional rent calculated as a percentage of tenants' gross sales above pre-determined thresholds, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. These escalation clauses often are at fixed rent increases or indexed escalations (based on the consumer price index or other measures). Many of our leases are also for terms of less than ten years, which permits us to seek to increase rents to market rates upon renewal. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This reduces our exposure to increases in costs and operating expenses resulting from inflation.

New Accounting Standards and Accounting Changes

        In December 2003, the Financial Accounting Standards Board, ("FASB") issued FASB interpretation No. 46, Consolidation of Variable Interest Entities, ("FIN 46R"), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R applies to entities in which the equity investors do not bear the economic risks and rewards of the entity.     An enterprise that is involved with another entity generally must assess whether that involvement requires consolidation under FIN 46R. Public companies must apply FIN 46R immediately to entities created after January 31, 2003 and no later than the end of the first reporting period that ends after December 15, 2003. We do not believe the adoption of FIN 46R will have a material impact on the results of our operations, financial position, or liquidity.

Item 8:    Financial Statements

        See "Index to Consolidated Financial Statements and Financial Statement Schedule" on page F-1 of this Form 10-K

PART IV

Item 15:    Exhibits, Financial Statements, Financial Statement Schedule and Reports on Form 8-K

Financial Statements.

        See page F-1 for the index of the financial statements included in the Form 10-K.

Financial Statement Schedule.

        See page F-1 for the index of the financial statement schedule included in the Form 10-K.

Exhibits.

3.1	Articles of Amendment and Restatement (Third) of Heritage Property Investment Trust, Inc.(1)
3.2	Amended and Restated Bylaws of Heritage Property Investment Trust, Inc.(1)
4.1	Form of Common Stock Certificate of Heritage Property Investment Trust, Inc.(1)
4.2	Indenture, dated as of November 24, 1997, by and between Bradley Operating Limited Partnership and LaSalle National Bank relating to the Senior Debt Securities of Bradley Operating Limited Partnership(1)
4.3	Definitive Supplemental Indenture No. 1, dated as of November 24, 1997, between Bradley Operating Limited Partnership and LaSalle National Bank(1)
4.4	Definitive Supplemental Indenture No. 2, dated as of January 28, 1998, between Bradley Operating Limited Partnership and LaSalle National Bank(1)
4.5	Definitive Supplemental Indenture No. 3, dated as of March 10, 2000, between Bradley Operating Limited Partnership and LaSalle National Bank(1)
4.6	Warrant Agreement for 75,000 shares of Registrant's common stock issued to The Prudential Insurance Company of America(1)
4.7	Warrant Agreement for 300,000 shares of Registrant's common stock issued to The Prudential Insurance Company of America(1)
4.8	Amendment to Warrant Agreements issued to The Prudential Insurance Company of America, dated as of February 7, 2003
10.1	Amended and Restated Limited Partnership Agreement of Heritage Property Investment Limited Partnership, dated as of April 29, 2003(1)
10.2	Second Amended and Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership dated as of September 2, 1997(1)
10.3	Amendment, dated August 6, 1998, to Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, designating the 8.4% Series A Convertible Preferred Units(1)
10.4	Amendment, dated February 23, 1999, to Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, designating the 8.875% Series B Cumulative Redeemable Perpetual Preferred Units(1)
10.5	Amendment, dated as of September 7, 1999, to Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, designating the 8.875% Series C Cumulative Redeemable Perpetual Preferred Units(1)
10.6	Amendment, dated as of September 18, 2000, to Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership(1)

10.7	Amendment, dated as of April 29, 2002, to Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership(1)
10.7	Amendment, dated as of May 17, 2002, to Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership(2)
10.8	Amended and Restated 2000 Equity Incentive Plan, as amended
10.9	Form of restricted stock and stock option agreements(1)
10.10	Supplemental Executive Retirement Plan(1)
10.11	Revolving Credit and Guaranty Agreement, dated as of April 29, 2003, among Heritage Property Investment Limited Partnership, Bradley Operating Limited Partnership, the Company and the lending institutions named therein(2)
10.12	Loan Agreement, dated as of September 18, 2000, between Heritage SPE LLC and Prudential Mortgage Capital Company, LLC(1)
10.13	Promissory Note, dated as of December 14, 1999, by and among Heritage Property Investment Limited Partnership, NH Heritage Limited Partnership and Metropolitan Life Insurance Company, as amended(1)
10.14	Promissory Note, dated as of September 13, 2000, by Heritage Property Investment Limited Partnership in favor of The Variable Annuity Life Insurance Company(1)
10.15	Employment Agreement with Thomas C. Prendergast, as amended by the First Amendment, dated as of April 3, 2000(1)
10.15	Amendment, dated July 24, 2002, to Employment Agreement with Thomas C. Prendergast(3)
10.16	Form of Change in Control/Severance Agreement(1)
10.17	PIMS Indemnification Letter, dated as of July 9, 1999, by and between the Registrant and Prudential Investment Management Services, LLC(1)
10.18	Separation Agreement dated as of June 16, 2003, between the Company and Gary Widett, former Senior Vice President and Chief Operating Officer of the Company(4)
10.19	Second Amended and Restated Stockholders Agreement, by and among the Registrant, Net Realty Holding Trust and The Prudential Insurance Company of America(5)
10.20	Registration Rights, Lock-Up and Redemption Agreement, dated as of May 17, 2002, by and among Heritage Property Investment Trust, Inc., Bradley Operating Limited Partnership and the holders named therein(6)
21.1	List of Subsidiaries of the Registrant
23.1	Consent of KPMG LLP
31.1	Certification of Chief Executive Officer of the Company Pursuant to Securities Exchange Act Rules 13a-14 and 15d-14
31.2	Certification of Chief Financial Officer of the Company Pursuant to Securities Exchange Act Rules 13a-14 and 15d-14
32.1	Chief Executive Officer's Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of The Sarbanes-Oxley Act of 2003.
32.2	Chief Financial Officer's Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of The Sarbanes-Oxley Act of 2003.

(1)
Incorporated by reference to the Registrant's Registration Statement on Form S-11 (File No. 333-69118).

(2)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q dated June 5, 2002

(3)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q dated August 6, 2002.

(4)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q dated August 4, 2003.

(5)
Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 333-109538)

(6)
Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 333-109537)

Reports on Form 8-K.

        On October 7, 2003, the Company filed a Current Report on Form 8-K to amend its historical financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2002 in connection with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections."

        On October 22, 2003, the Company filed a Current Report on Form 8-K to (i) describe a property portfolio acquisition that was one of several individually insignificant acquisitions under Rule 3-14 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission completed during the year ended December 31, 2002 that in the aggregate were significant under Rule 3-14, and (ii) file required historical financial statements for this acquisition, and pro forma financial information with respect to the Company reflecting the acquisition as of January 1, 2002.

        On November 3, 2003, the Company filed a Current Report on Form 8-K with respect to its financial results for the fiscal quarter ended September 30, 2003.

        On November 13, 2003, the Company filed a Current Report on Form 8-K to (i) describe a property portfolio acquisition that was one of several individually insignificant acquisitions under Rule 3-14 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission completed during the year ending December 31, 2003 that in the aggregate were significant under Rule 3-14, and (ii) file required historical financial statements for this acquisition, and pro forma financial information with respect to the Company.

        On December 16, 2003, the Company filed an amendment to its Current Report on Form 8-K filed on February 10, 2003 with respect to the issuance of a press release announcing the Company's results for the quarter ended December 31, 2002. The purpose of the amendment was to change the Item number under which the press release was included in the 8-K.

        On December 17, 2003, the Company filed a Current Report on Form 8-K with respect to a press release it issued announcing that that it had completed a public offering of 3,500,000 shares of common stock at $28.27 per share, after the underwriting discount.

        On December 29, 2003, the Company filed a Current Report on Form 8-K with respect a press release it issued announcing that Deutsche Bank Securities Inc., the underwriter of its equity offering, had exercised its over-allotment option and purchased an additional 672,045 shares of common stock, 432,736 shares from the Company, and 239,309 shares from The Prudential Insurance Company of America, the Company's second largest stockholder at the time.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERITAGE PROPERTY INVESTMENT TRUST, INC.
	By:	/s/ THOMAS C. PRENDERGAST Thomas C. Prendergast President and Chief Executive Officer
Dated: March 12, 2004

        Pursuant to the requirements of the Securities Act of 1934, as amended, this Annual Report on Form 10-K has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS C. PRENDERGAST Thomas C. Prendergast	President and Chief Executive Officer, Director (principal executive officer)	March 12, 2004
/s/ DAVID G. GAW David G. Gaw	Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer)	March 12, 2004
/s/ PATRICK O'SULLIVAN Patrick O'Sullivan	Vice President of Finance and Assistant Treasurer (principal accounting officer)	March 12, 2004
/s/ JOSEPH L. BARRY Joseph L. Barry	Director	March 12, 2004
/s/ DAVID W. LAUGHTON David W. Laughton	Director	March 12, 2004
/s/ WILLIAM M. VAUGHN, III William M. Vaughn, III	Director	March 12, 2004

/s/ BERNARD CAMMARATA Bernard Cammarata	Director	March 12, 2004
/s/ ROBERT J. WATSON Robert J. Watson	Director	March 12, 2004
/s/ KENNETH K. QUIGLEY, JR. Kenneth K. Quigley, Jr.	Director	March 12, 2004
/s/ KEVIN C. PHELAN Kevin C. Phelan	Director	March 12, 2004
/s/ RICHARD C. GARRISON Richard C. Garrison	Director	March 12, 2004

HERITAGE PROPERTY INVESTMENT TRUST, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

        All other schedules for which a provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
    Heritage Property Investment Trust, Inc.:

        We have audited the accompanying consolidated balance sheets of Heritage Property Investment Trust, Inc. and subsidiaries (the Company) as of December 31, 2003 and 2002 and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule III listed in the accompanying index to consolidated financial statements and financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Boston, Massachusetts
February 6, 2004, except for note 11, which is
    as of March 1, 2004, and note 16,
    which is as of March 12, 2004, note 2,
    which is as of April 20, 2004, and note 14,
    which is as of September 7, 2004

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Balance Sheets

December 31, 2003 and 2002

(In thousands, except for share amounts)

	2003	2002
Assets
Real estate investments, net	$2,157,232	$2,008,504
Cash and cash equivalents	5,464	1,467
Accounts receivable, net of allowance for doubtful accounts of $8,770 in 2003 and $6,389 in 2002	25,514	22,836
Prepaids and other assets	13,608	11,186
Deferred financing costs and other assets	25,757	15,564

Total assets	$2,227,575	$2,059,557

Liabilities and Shareholders' Equity
Liabilities:
Mortgage loans payable	$632,965	$569,663
Unsecured notes payable	201,490	201,490
Line of credit facility	243,000	234,000
Accrued expenses and other liabilities	82,115	68,275
Accrued distributions	24,438	21,968

Total liabilities	1,184,008	1,095,396

Series B Preferred Units	50,000	50,000
Series C Preferred Units	25,000	25,000
Exchangeable limited partnership units	7,670	8,128
Other minority interests	2,425	2,425

Total minority interests	85,095	85,553

Shareholders' equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 46,208,574 and 41,504,208 shares issued and outstanding at December 31, 2003 and 2002, respectively	46	42
Additional paid-in capital	1,136,516	1,006,416
Cumulative distributions in excess of net income	(176,267)	(126,803)
Unearned compensation	(1,823)	(1,047)

Total shareholders' equity	958,472	878,608

Total liabilities and shareholders' equity	$2,227,575	$2,059,557

See accompanying notes to consolidated financial statements.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Statements of Operations

Years ended December 31, 2003, 2002 and 2001

(In thousands, except per-share data)

	2003	2002	2001
Revenue:
Rentals and recoveries	$299,218	$275,065	$252,263
Interest and other	496	101	298

Total revenue	299,714	275,166	252,561

Expenses:
Property operating expenses	43,422	38,485	36,417
Real estate taxes	43,527	40,589	37,586
Depreciation and amortization	78,964	70,023	64,051
Interest	69,415	72,312	88,315
Interest-related party	—	—	2,027
General and administrative	20,965	23,351	12,640
Loss on prepayment of debt	—	6,749	—

Total expenses	256,293	251,509	241,036

Income before net gains	43,421	23,657	11,525
Net gains on sales of real estate investments and equipment	—	2,924	4,159
Net derivative (losses) gains	—	(7,766)	986

Income before allocation to minority interests	43,421	18,815	16,670
Income allocated to exchangeable limited partnership units	(257)	(216)	—
Income allocated to Series B and C Preferred Units	(6,656)	(6,656)	(6,656)

Income before discontinued operations	36,508	11,943	10,014

Discontinued operations:
Operating income from discontinued operations	1,542	2,116	2,222
Gain on sale of discontinued operations	2,683	384	—

Income from discontinued operations	4,225	2,500	2,222

Net income	40,733	14,443	12,236
Preferred stock distributions	—	(14,302)	(43,345)
Accretion of redeemable equity	—	(328)	(995)

Net income (loss) attributable to common shareholders	$40,733	$(187)	$(32,104)

Basic per-share data:
Income (loss) attributable to common shareholders before discontinued operations	$0.87	$(0.09)	$(5.04)
Income from discontinued operations	0.10	0.08	0.33

Income (loss) attributable to common shareholders	$0.97	$(0.01)	$(4.71)

Weighted average common shares outstanding	41,963	30,257	6,818

Diluted per-share data:
Income (loss) attributable to common shareholders before discontinued operations	$0.86	$(0.09)	$(5.04)
Income from discontinued operations	0.10	0.08	0.33

Income (loss) attributable to common shareholders	$0.96	$(0.01)	$(4.71)

Weighted average common and common equivalent shares outstanding	42,536	30,286	6,818

See accompanying notes to consolidated financial statements.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Statements of Changes in Shareholders' Equity

Years ended December 31, 2003, 2002 and 2001

(In thousands, except per-share data)

	Series A Cumulative Convertible Participating Preferred Stock	Common Stock	Additional Paid-in Capital	Cumulative Distributions in Excess of Net Income	Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2000	$16	$6	$552,654	$(19,384)	$(1,500)	$—	$531,792
Net income	—	—	—	12,236	—	—	12,236
Other comprehensive loss:
Unrealized derivative losses
Cumulative transition adjustment of interest rate collar as of Jan. 1, 2001	—	—	—	—	—	(2,477)	(2,477)
Effective portion of interest rate collar for the year ended December 31, 2001	—	—	—	—	—	(6,265)	(6,265)

Total other comprehensive loss	—	—	—	—	—	(8,742)	(8,742)

Comprehensive income							3,494

Preferred stock distributions ($2.13 per share)	—	—	—	(43,345)	—	—	(43,345)
Common stock distributions ($0.73 per share)	—	—	—	(4,942)	—	—	(4,942)
Accretion of redeemable equity	—	—	(995)	—	—	—	(995)
Issuance of restricted stock	—	—	2,067	—	(2,067)	—	—
Compensation expense associated with restricted stock plans	—	—	—	—	1,464	—	1,464

Balance at December 31, 2001	16	6	553,726	(55,435)	(2,103)	(8,742)	487,468
Net income	—	—	—	14,443	—	—	14,443
Other comprehensive income:
Unrealized derivative gains:
Effective portion of interest rate collar for the period from Jan. 1, 2002—Apr. 29, 2002	—	—	—	—	—	1,177	1,177
Reclassification adjustment to earnings for realized loss on termination of interest rate collar	—	—	—	—	—	7,565	7,565

Total other comprehensive income	—	—	—	—	—	8,742	8,742

Comprehensive income							23,185

Issuance of common stock	—	14	352,000	—	—	—	352,014
Equity issuance costs	—	—	(29,527)	—	—	—	(29,527)
Conversion of preferred stock to common stock	(16)	16	—	—	—	—	—
Accretion of redeemable equity	—	—	(328)	—	—	—	(328)
Conversion of redeemable equity to common stock	—	6	123,416	—	—	—	123,422
Preferred stock distributions ($0.70 per share)	—	—	—	(14,302)	—	—	(14,302)
Common stock distributions ($1.89 per share)	—	—	—	(71,509)	—	—	(71,509)
Issuance of restricted stock	—	—	6,379	—	(6,379)	—	—
Compensation expense associated with restricted stock plans	—	—	750	—	7,435	—	8,185

Balance at December 31, 2002	—	42	1,006,416	(126,803)	(1,047)	—	878,608
Net income				40,733			40,733
Issuance of common stock		4	126,424				126,428
Equity issuance costs			(3,375)				(3,375)
Common stock distributions ($2.10 per share)				(90,197)			(90,197)
Amendment of warrants			86				86
Issuance of restricted stock			6,183		(5,993)		190
Compensation expense associated with restricted stock plans			782		5,217		5,999

Balance at December 31, 2003	$—	$46	$1,136,516	$(176,267)	$(1,823)	$—	$958,472

See accompanying notes to consolidated financial statements.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2003, 2002 and 2001

(In thousands)

	2003	2002	2001
Cash flows from operating activities:
Net income	$40,733	$14,443	$12,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,964	70,023	64,051
Amortization of deferred debt financing costs	2,066	2,898	4,784
Amortization of debt premiums	(821)	—	—
Amortization of stock-based compensation	6,085	8,185	1,463
Net gains on sales of real estate investments and equipment	(2,683)	(3,308)	(4,159)
Net derivative losses (gains)	—	7,766	(986)
Loss on prepayment of debt	—	6,730	—
Income allocated to Series B and C preferred units	6,656	6,656	6,656
Income allocated to minority interests	257	235	—
Changes in operating assets and liabilities, net of effect of Bradley acquisition in 2000	7,583	7,544	(5,319)

Net cash provided by operating activities	138,840	121,172	78,726

Cash flows from investing activities:
Net cash used for acquisition of Bradley	—	(220)	(3,710)
Acquisitions and additions to real estate investments	(165,083)	(134,449)	(54,626)
Net proceeds from sales of real estate investments	15,528	10,400	23,257
Expenditures for capitalized leasing commissions	(4,933)	(4,292)	(3,455)
Expenditures for furniture, fixtures and equipment	(795)	(696)	(682)

Net cash used by investing activities	(155,283)	(129,257)	(39,216)

Cash flows from financing activities:
Proceeds from mortgage loans payable	—	4,599	7,000
Repayments of mortgage loans payable	(16,390)	(22,339)	(8,740)
Repayments of unsecured notes payable	—	—	(475)
Proceeds from draws under line of credit facility	134,000	373,000	71,000
Repayments of draws under line of credit facility	(125,000)	(482,000)	(51,000)
Interest rate collar termination payment	—	(6,788)	—
Proceeds from subordinated debt	—	—	50,000
Proceeds from subordinated debt issued through related parties	—	—	—
Repayment of subordinated debt to related party	—	(100,000)	(50,000)
Repayment of bank overdraft	—	—	(7,473)
Distributions paid to exchangeable limited partnership unit holders	(715)	(290)	(29)
Distributions paid to Series B and C preferred unit holders	(6,656)	(6,656)	(5,021)
Preferred stock distributions paid	—	(25,109)	(43,282)
Common stock distributions paid	(87,727)	(50,953)	(3,704)
Expenditures for debt financing costs	(180)	(3,902)	(1,943)
Expenditures for issuance of common stock	(3,320)	(28,146)	(1,256)
Proceeds from issuance of common stock	126,428	352,014	—

Net cash provided (used) by financing activities	20,440	3,430	(44,923)

Net (decrease) increase in cash and cash equivalents	3,997	(4,655)	(5,413)
Cash and cash equivalents:
Beginning of year	1,467	6,122	11,535

End of year	$5,464	$1,467	$6,122

See accompanying notes to consolidated financial statements.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2003, 2002 and 2001

1.    Organization

Background

        Heritage Property Investment Trust, Inc. ("Heritage" or the "Company") is a Maryland corporation organized as a real estate investment trust ("REIT"). Heritage was formed on July 1, 1999 and commenced operations on July 9, 1999 through the contribution of $550 million of real estate investments and related assets, net of liabilities, by Net Realty Holding Trust, a wholly-owned subsidiary of the New England Teamsters & Trucking Industry Pension Fund ("NETT") and $25 million of cash from the Prudential Insurance Company of America ("Prudential"). Heritage qualifies as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code").

        Heritage is a fully-integrated, self-administered and self-managed REIT and is focused on the acquisition, ownership, management, leasing and redevelopment of primarily grocer-anchored neighborhood and community shopping centers principally in the Eastern and Midwestern United States. In 2003, the Company expanded its operations to include the Southwestern U.S. with its Trademark Portfolio Acquisition consisting of 8 properties. At December 31, 2003, the Company owned 162 shopping centers and four office buildings.

        Heritage Property Investment Limited Partnership ("Heritage OP") and Bradley Operating Limited Partnership ("Bradley OP") are subsidiaries through which the Company conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. As of December 31, 2003, the Company owned directly or indirectly all of the ownership interests in the Heritage OP and approximately 99% of the voting interests in the Bradley OP, and is the sole general partner of Heritage OP and Bradley OP. This structure is commonly referred to as an umbrella partnership REIT or UPREIT.

Initial Public Offering

        On April 29, 2002, the Company completed its initial public offering ("IPO") of its common stock and, when combined with the exercise of the Underwriter's overallotment, sold a total of 14,080,556 shares of its common stock in the IPO at a price of $25.00 per share.

        The net proceeds from the IPO, after deducting the underwriters' discount and offering expenses, were $322.5 million and were used by the Company to repay $215.7 million of the outstanding indebtedness under its prior line of credit facility, to repay in full the $100.0 million of subordinated debt then outstanding, and to pay the $6.8 million fee associated with terminating the collar previously in place with respect to the $150.0 million term loan under the prior line of credit facility.

        In connection with the IPO, all shares of Series A Cumulative Convertible Preferred Stock and redeemable equity outstanding converted automatically into shares of the Company's common stock on a one for one basis.

Issuance of Public Equity

        In December 2003, the Company completed a secondary public offering of our common stock and sold a total of 3,932,736 shares, including the Underwriter's over-allotment of 432,736 shares, at a net price of $28.27 per share. The net proceeds of $111 million from this offering were used to repay indebtedness, including the $60 million bridge loan incurred in connection with the Trademark Portfolio

Acquisition. The Company's two largest stockholders at the time, Net Realty Holding Trust, a subsidiary of NETT, and Prudential, also took part in the offering. Prudential sold approximately $61 million of stock in the offering, reducing its ownership percentage to approximately 6.6%. In addition, NETT exercised its contractual preemptive right and purchased approximately 40%, or $44 million of the shares sold in the offering.

2.    Summary of Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reporting of revenue and expenses during the periods presented to prepare these consolidated financial statements in conformity with GAAP. The Company bases its estimates on historical experience and other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions.

        Management considers those estimates and assumptions that are most important to the portrayal of the Company's financial condition and results of operations, in that they require management's most subjective judgments, to form the basis for the accounting policies deemed to be most critical to the Company. These critical accounting policies include the useful lives used to calculate depreciation and amortization expense on real estate investments, judgments regarding the recoverability or impairment of each real estate investment, judgments regarding the ultimate collectibility of accounts receivable, and assumptions used in accounting for and disclosures of the Company's interest rate hedging activities.

        If the useful lives of real estate investments were different, future operating results would be affected. Future adverse changes in market conditions or poor operating results could result in an inability to recover real estate investment carrying values that may not be reflected in current carrying values and could require an impairment charge in the future. Future adverse changes in market conditions could also impact the Company's tenants and may affect the adequacy of the allowance for doubtful accounts receivable. If the methodologies and assumptions used to estimate the fair value of the Company's interest rate hedging instruments or to determine hedge effectiveness were different, amounts reported in earnings and other comprehensive income and amounts expected to be recognized in earnings in the future could be affected. Further, future changes in market interest rates and other relevant factors could affect the fair value of such instruments and future interest expense.

        The consolidated financial statements of the Company include the accounts and operations of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Real Estate Investments

        Real estate investments contributed in July 1999 were recorded at the carry-over basis of the Company's predecessor, which was fair market value of the assets in conformity with GAAP applicable to pension funds. Subsequent acquisitions of real estate investments, including those acquired in the Bradley acquisition in 2000 and other additions, are recorded at cost. The cost of buildings and improvements includes the purchase price of property, legal fees, and acquisition costs.

        Real estate investments held for sale are carried at the lower of carrying amount or fair value less costs to sell. Depreciation and amortization are suspended during the period held for sale. There were no properties classified as held for sale at December 31, 2003. The net carrying value of properties held for sale at December 31, 2002 was $1.6 million and were sold during the first quarter of 2003.

        Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, ("SFAS No. 144") requires the Company to periodically perform reviews of its properties to determine if their carrying amounts will be recovered from future operating cash flows. If the Company determines that impairment has occurred, those assets shall be reduced to fair value. No such impairment losses have been recognized to date.

        In addition, SFAS No. 144 retains the basic provisions of Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for presenting discontinued operations in the statement of operations but broadens that presentation to include a component of an entity (rather than a segment of a business). The Company adopted SFAS No. 144 on January 1, 2002 and accordingly, the operating results of real estate sold or classified as held for sale during the years ended December 31, 2003 and 2002, have been reclassified and reported as discontinued operations for the years ended December 31, 2003, 2002 and 2001. SFAS No. 144 did not affect the operating results of properties sold or classified as held for sale prior to January 1, 2002 (see Note 3).

        The Company applies Statement of Financial Accounting Standards No. 141, Business Combinations, to property acquisitions. Accordingly, SFAS No. 141, Business Combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

        The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated based on management's determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

        In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.

        The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships, if any, based on management's evaluation of the specific characteristics of each tenant's lease; however, the value of tenant relationships has not been separated from in-place lease value for the additional interests in real estate entities because such value and its consequence to amortization expense is estimated to be immaterial for these particular acquisitions. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

        Expenditures for maintenance, repairs and betterments that do not materially extend the useful life of a real estate investment are charged to operations as incurred and amounted to $6.3 million, $6.0 million and $5.6 million for the years ended December 31, 2003, 2002 and 2001, respectively. Expenditures that substantially extend the useful life of a real estate investment are capitalized. Upon sale or other disposition of the real estate investment, the cost and related accumulated depreciation and amortization are removed and the resulting gain or loss, if any, is reflected in net income. Interest on significant construction projects is capitalized as part of the cost of real estate investments. Interest capitalized for the years ended December 31, 2003, 2002 and 2001 was $0, $151,000 and $65,000, respectively.

        The provision for depreciation and amortization has been calculated using the straight-line method over the following estimated useful lives:

Land improvements	15 years
Buildings and improvements	20 - 39 years
Tenant improvements	Shorter of useful life or term of related lease

        The Company recognizes gains from sales of real estate at the time of sale using the full accrual method, provided that various criteria related to the terms of the transactions are met and no subsequent involvement is required. If the criteria are not met, or if subsequent involvement is required, the Company defers the gains and recognizes them when the criteria are met or subsequent involvement is completed.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash in banks and short-term investments with maturities at the date of purchase of three months or less. The majority of the Company's cash and cash equivalents are held at major commercial banks. The Company has not experienced any losses to date on its invested cash.

Deferred Financing Costs and Other Assets

        Deferred financing costs and other assets include costs incurred in connection with securing financing for, or leasing space in, the Company's real estate investments. Such charges are capitalized and amortized over the terms of the related financing or lease. Unamortized deferred charges are charged to expense upon prepayment of the financing or early termination of the related lease.

        The Company capitalizes internal leasing costs in accordance with SFAS No. 91, Nonrefundable Fees & Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. These costs amounted to $2.9 million and $2.3 million during the years ended December 31, 2003 and 2002, respectively.

Revenue Recognition

        Management has determined that all of the Company's leases with its various tenants are operating leases. Rental income from such leases with scheduled rent increases is recognized using the straight-line method over the terms of the leases. The aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions amounted to $16.5 million and $11.4 million at December 31, 2003 and 2002, respectively, and is included in accounts receivable, net of an allowance for doubtful accounts. Rental revenue recognized over cash received is included in revenue from rental and recoveries for the years ended December 31, 2003, 2002 and 2001 and amounted to $6.0 million, $4.2 million and $3.8 million, respectively.

        Leases for both retail and office space generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes incurred by the Company. In addition, certain of the Company's operating leases for retail space contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. The Company defers recognition of contingent rental income until such specified targets are met. Reimbursements for both operating expenses and real estate taxes as well as contingent rental income during the years ended December 31, 2003, 2002 and 2001 were $70.0 million, $67.4 million and $59.5 million, respectively. These items are included in revenue from rentals and recoveries in the consolidated statements of income.

        Allowances for uncollectible receivables are charged against revenue from rentals and recoveries and amounted to $4.8 million, $3.8 million and $4.5 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Credit Risk

        The Company operates in one industry, which is the acquisition, ownership, management, leasing and redevelopment of real estate, and no single tenant accounts for more than 10% of total revenue. Financial instruments potentially subjecting the Company to concentrations of credit risk consist principally of (1) temporary cash and equivalent instruments, which are held at financial institutions of high credit quality; and (2) tenant receivables, whose credit risk is distributed among tenants in different industries and across several geographical areas.

Fair Value of Financial Instruments

        SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Company's financial instruments, other than debt, are generally short-term in nature and consist of cash and cash equivalents, rents and other receivables, and accounts payable. The carrying values of these assets and liabilities, which are recorded at net realizable value in the consolidated balance sheets, are assumed to be at fair value.

        The fair value of the Company's fixed rate mortgage loans and unsecured notes payable, which is based on estimates made by management for rates currently prevailing for comparable loans and notes of comparable maturities, exceeds the aggregate carrying value by approximately $47 million and $51 million at December 31, 2003 and 2002, respectively. The Company's line of credit facility and former subordinated debt are at variable rates, resulting in carrying values that approximate fair value at December 31, 2003 and 2002.

Hedging Activities

        From time to time, the Company uses derivative financial instruments to limit its exposure to changes in interest rates. The Company was not a party to any hedging agreement with respect to its floating rate debt as of December 31, 2003 or 2002. The Company has in the past used derivative financial instruments to manage, or hedge, interest rate risks related to its borrowings, from lines of credit to medium and long-term financings. The Company requires that hedging derivative instruments are effective in reducing the interest rate risk exposure that they are designed to hedge. The Company does not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

        If interest rate assumptions and other factors used to estimate a derivative's fair value or methodologies used to determine hedge effectiveness were different, amounts reported in earnings and other comprehensive income and losses expected to be reclassified into earnings in the future could be affected. Furthermore, future changes in market interest rates and other relevant factors could increase the fair value of a liability for a derivative, increase future interest expense, and result in lower net income.

Stock-Based Compensation

        The Company adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, during the year ended December 31, 2002. At December 31, 2003, the Company has one stock-based employee compensation plan, which is described more fully in Note 11. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost related to stock option grants is reflected in the Company's reported results, as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (in thousands, except per-share data):

	Year ended December 31,
	2003	2002	2001
Net income (loss) attributable to common shareholders, as reported	$40,733	$(187)	$(32,104)
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards*	619	403	—

Pro forma net income (loss) attributable to common shareholders	$40,114	$(590)	$(32,104)
Income (loss) per share:
Basic—as reported	$0.97	$(0.01)	$(4.71)
Basic—pro forma	$0.96	$(0.02)	$(4.71)
Diluted—as reported	$0.96	$(0.01)	$(4.71)
Diluted—pro forma	$0.95	$(0.02)	$(4.71)

*
The Company estimated the fair value of options granted prior to the date of the initial filing of its Registration Statement (September 7, 2001) using the minimum value method, which resulted in no fair value for such options. The Company estimated the fair value for subsequent options granted using the Black Scholes option-pricing model (see Note 11).

Earnings Per Share

        In accordance with SFAS No. 128, Earnings Per Share ("SFAS No. 128") basic earnings per common share is computed by dividing net income attributable to common shareholders (defined as net income less paid and accrued preferred stock distributions and accretion of redeemable equity) by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock and then shared in the earnings of the Company.

Income Taxes

        The Company has elected to be taxed as a REIT under the Internal Revenue Code. In order to qualify as a REIT for income tax purposes, the Company must, among other things, distribute to shareholders at least 90% of its taxable income. It is the Company's policy to distribute 100% of its taxable income to shareholders; accordingly, no provision has been made for federal income taxes.

Reclassifications

        Certain prior year balances have been reclassified to conform to the current year presentation. The Company has updated the statements of operations to reflect the disposal of the Fortune Office Building which occurred on April 20, 2004.

3.    Real Estate Investments

Summary

        A summary of real estate investments follows as of December 31 (in thousands):

	2003	2002
Land	$345,618	$319,129
Land improvements	187,799	168,246
Buildings and improvements	1,808,759	1,639,494
Tenant improvements	46,972	34,694
In-Place lease value	9,955	—
Improvements in process	10,825	16,970

	2,409,928	2,178,533
Accumulated depreciation and amortization	(242,953)	(170,029)

Net carrying value	$2,166,975	$2,008,504

Acquisitions

        During the year ended December 31, 2003, the Company completed the acquisition of eleven shopping centers, eight of which are grocer-anchored, aggregating 2,137,000 square feet of gross leasable area ("GLA"), of which the Company acquired 1,716,000 square feet of GLA. The aggregate acquisition price of the shopping centers was $224.2 million, which was funded with borrowings under the Company's line of credit, assumptions of mortgage loans payable at their estimated fair market value, and a short term bridge loan.

        During the year ended December 31, 2002, the Company completed the acquisition of ten shopping centers, nine of which are grocer-anchored, aggregating 3,147,000 square feet of GLA, of which the Company acquired 2,355,000 square feet of GLA. The aggregate acquisition price of the shopping centers was $208.5 million, which was funded with borrowings under the Company's line of credit, assumptions of mortgage loans payable at their estimated fair market value, and the issuance of exchangeable units of limited partnership interest in one of the Company's operating partnerships. In addition, the Company completed the acquisition of two parcels at company-owned shopping centers aggregating 70,000 square feet GLA, for a total acquisition price of $6.5 million, which was funded with borrowings under the Company's line of credit facility and cash provided by operations.

        During the year ended December 31, 2001, the Company completed the acquisition of three shopping centers, two of which are grocer-anchored, aggregating 708,000 square feet of GLA, of which the Company acquired 495,000 square feet of GLA. The aggregate acquisition price of the shopping centers was $40.0 million, which was funded with borrowings under the Company's previous line of credit and the assumption of a mortgage loan payable. Also during 2001, the Company completed the acquisitions of a development land parcel and a 17,000 square foot parcel at a company-owned shopping center for acquisition prices of $1.3 million and $1.0 million, respectively. The acquisitions were funded with borrowings under the Company's previous line of credit and cash provided by operations.

Dispositions

        In September 2003, the Company completed the disposition of River Ridge Marketplace located in Asheville, North Carolina for $13.2 million, resulting in a gain of $1.9 million. The results of operations of River Ridge Marketplace have been reclassified as discontinued operations for all periods presented in the accompanying financial statements.

        In January and February 2003, the Company completed the sales of its 10 remaining single-tenant properties for $2.4 million, resulting in a gain of $0.8 million. These single-tenant properties were classified as held for sale at December 31, 2002.

        In March 2002, the Company completed the sale of the Flower Hill office building located in Roslyn, New York, for $4.2 million, resulting in a net gain on sale of $1.4 million. The Flower Hill building was classified as held for sale at December 31, 2001.

        In September 2002, the Company completed the sale of its only ground-up development property located in Mishawaka, Indiana for $5.7 million, resulting in a net gain on sale of $1.6 million. There were no clearly distinguishable operations and cash flows from this development entity prior to the sale. Therefore, the gain on sale of this property is included as a component of income before discontinued operations.

        In September 2002, the Company completed the sale of one of its single-tenant properties for $0.5 million, resulting in a net gain on sale of $0.4 million. The operations of this property, combined with the operations of the remaining single tenant properties, were reported as income from discontinued operations in 2002 and their respective 2001 results of operations were reclassified to income from discontinued operations.

        During the year ended December 31, 2001, the Company sold a shopping center and two office buildings at an aggregate sales price of $18.3 million, resulting in an aggregate net gain on sale of $1.8 million. In addition, the Company sold two single-tenant properties for an aggregate sales price of $5.0 million, resulting in an aggregate net gain on sale of $2.3 million.

4.    Supplemental Cash Flow Information

        During 2003, 2002 and 2001, interest paid was $67.8 million, $70.7 million, and $85.0 million, respectively, and net state income and franchise tax payments were $0.4 million, $0.1 million, and $0.7 million, respectively.

        During 2003, the Company assumed $80.5 million of existing debt in connection with the acquisition of six shopping centers. Included in accrued expenses and other liabilities at December 31,

2003 are accrued expenditures for real estate investments of $5.7 million and accrued expenses of $0.1 million for the issuance of common stock.

        During 2002, the Company assumed $95.1 million of existing debt in connection with the acquisition of seven shopping centers. In addition, the Company issued exchangeable limited partnership units with a fair value of $7.9 million in connection with the acquisition of four shopping centers. Included in accrued expenses and other liabilities at December 31, 2002 are accrued expenditures for real estate investments of $3.7 million and accrued expenses of $0.1 million for the issuance of common stock.

        During 2001, the Company assumed $14.9 million of existing debt in connection with the acquisition of a shopping center. Included in accrued expenses and other liabilities at December 31, 2001 are accrued expenditures for real estate investments of $2.7 million and accrued expenses of $0.8 million for the issuance of common stock.

        Only the cash portion of the above transactions is reflected in the accompanying consolidated statements of cash flows.

5.    Operating Leases

        Scheduled future minimum rental payments to be received under the Company's non-cancelable operating leases are as follows at December 31, 2003 (in thousands):

Year Ending December 31	Amount
2004	$233,748
2005	215,327
2006	188,940
2007	164,033
2008	134,795
Thereafter	728,413

Total minimum future rentals	$1,665,256

6.    Minority Interests

Series B and C Preferred Units

        The Bradley OP has outstanding 2,000,000 units of 8.875% Series B Cumulative Redeemable Perpetual Preferred Units and 1,000,000 units of 8.875% Series C Cumulative Redeemable Perpetual Preferred Units (together, the "Series B and C Preferred Units"). The Series B and C Preferred Units were issued during 1999 to investors at a price of $25.00 per unit. The Series B and C Preferred Units are callable by the Bradley OP after five years from the date of issuance at a redemption price equal to the redeemed holder's capital account plus an amount equal to all accumulated, accrued and unpaid distributions or dividends thereon to the date of redemption. In lieu of cash, the Bradley OP may elect to deliver shares of 8.875% Series B or C Cumulative Redeemable Perpetual Preferred Stock, as appropriate, of the Company, on a one-for-one basis, plus an amount equal to all accumulated, accrued and unpaid distributions or dividends thereon to the date of redemption. Holders of the Series B and

C Preferred Units have the right to exchange their Series B and C Preferred Units for shares of Series B and C Preferred Shares on a one-for-one basis after ten years from the original date of issuance, subject to certain limitations. Income is allocated to the Series B and C Preferred Units, which have been reported as minority interests in the accompanying financial statements, in amounts equal to the distributions or dividends thereon. The Series B Cumulative Redeemable Perpetual Preferred Units were redeemed by the Company subsequent to year-end (see note 15).

Exchangeable Limited Partnership Units

        Exchangeable limited partnership units consist of 340,270 Bradley OP Units ("OP Units") not owned by the Company. The holders of these Units may present such OP Units to Bradley OP for redemption at any time (subject to certain restrictions with particular holders). Upon presentation of an OP Unit, the Bradley OP must redeem such OP Unit for cash equal to the then value of a share of common stock of the Company ("Common Stock"), except that the Company may, at its election, in lieu of a cash redemption, acquire such OP Unit for one share of Common Stock. One share of Common Stock is generally the economic equivalent of the OP Unit, and the quarterly distribution that may be paid to the holder of an OP Unit equals the quarterly dividend that may be paid to the holder of a share of Common Stock.

Other Minority Interests

        The Company also assumed other minority interests in its acquisition of Bradley that participate in earnings based on terms specified in their partnership agreements. These minority interests amounted to $2.4 million at December 31, 2003 and 2002.

7.    Debt

Mortgage Loans Payable

        Mortgage loans consist of various non-recourse issuances collateralized by 67 and 63 real estate investments with an aggregate net carrying value of $958.0 million and $869.7 million at December 31, 2003 and 2002, respectively. The loans require monthly payments of principal and interest through 2020 at interest rates ranging from 3.12% to 10.13% and have a weighted average effective interest rate of 7.50% at December 31, 2003. The loans are generally subject to prepayment penalties.

        Mortgage loans payable consisted of the following at December 31 (in thousands):

Property	Effective Interest Rate	Contractual Interest Rate	Maturity	2003(1)	2002(2)
Kimberly West	7.88%	7.88%	January 2003	$—	$3,519
Martin's Bittersweet Plaza	8.88%	8.88%	June 2003	—	2,975
Miracle Hills Park	8.28%	8.28%	August 2004	3,594	3,672
The Commons of Chancellor Park	8.48%	8.48%	November 2004	12,374	12,745
Franklin Square	9.00%	9.00%	June 2005	14,019	14,418
Williamson Square	8.00%	8.00%	August 2005	11,170	11,479
Riverchase Village Shopping Center	7.62%	7.62%	September 2005	10,074	10,361
Meridian Village Plaza	5.05%	7.88%	May 2006	5,753	—
Spring Mall	9.39%	9.39%	October 2006	8,250	8,350
Southport Center	6.94%	6.94%	July 2007	10,000	10,000
Innes Street Market	7.63%	7.63%	October 2007	13,156	13,458
Southgate Shopping Center	8.38%	8.38%	October 2007	2,496	2,589
Salem Consumer Square	10.13%	10.13%	September 2008	10,703	11,101
St. Francis Plaza	8.13%	8.13%	December 2008	1,042	1,204
Buckingham Place	5.89%	7.88%	August 2009	5,909	—
County Line Plaza	5.64%	7.91%	August 2009	18,983	—
Trinity Commons	5.64%	7.93%	August 2009	16,323	—
8 shopping centers, cross collateralized	7.82%	7.82%	December 2009	81,404	82,864
Montgomery Commons	6.38%	8.48%	January 2010	8,695	8,872
Warminster Towne Center	6.01%	8.24%	February 2010	22,354	22,922
Clocktower Place	5.75%	8.56%	April 2010	14,527	—
545 Boylston Street and William J. McCarthy Building	8.26%	8.26%	October 2010	35,387	35,942
29 shopping centers, cross collateralized	7.88%	7.88%	October 2010	237,741	239,906
Spradlin Farm	6.53%	7.25%	January 2012	18,251	—
Bedford Grove	7.86%	7.86%	March 2012	4,503	4,826
Berkshire Crossing	3.12%	3.12%	November 2012	15,094	15,661
Grand Traverse Crossing	7.42%	7.42%	January 2013	13,642	13,938
Salmon Run	8.10%	8.95%	September 2013	5,248	5,533
Elk Park Center	7.64%	7.64%	August 2016	8,519	8,775
Grand Traverse Crossing—Wal-Mart	7.75%	7.75%	October 2016	5,314	5,455
Montgomery Towne Center	8.50%	8.50%	March 2019	7,394	7,716
Bedford Grove—Wal-Mart	7.63%	7.63%	November 2019	4,208	4,339
Berkshire Crossing—Home Depot/Wal-Mart	7.63%	7.63%	March 2020	6,838	7,043

Total mortgage loans payable				$632,965	$569,663

(1)
The principal amount shown has been adjusted to reflect the estimated fair value of the mortgage loans payable as of the date the property was acquired. The stated principal balance at December 31, 2003 was $622,542.

(2)
The principal amount shown has been adjusted to reflect the estimated fair value of the mortgage loans payable as of the date the property was acquired. The stated principal balance at December 31, 2002 was $565,792.

Unsecured Notes Payable

        In its acquisition of Bradley in September 2000, Heritage assumed unsecured notes payable consisting of a $100 million 7.0% fixed-rate issue maturing on November 15, 2004; $100 million, 7.2% fixed-rate issue maturing on January 15, 2008; and $2.0 million of other debt. The amount of unsecured notes payable outstanding at December 31, 2003 and 2002 was $201.5 million.

Line of Credit Facility

        On April 29, 2002, the Company entered into a $350 million unsecured line of credit with a group of lenders and Fleet National Bank, as agent. This line of credit replaced the Company's prior $425 million senior unsecured credit facility, which was repaid with proceeds from the IPO. The prior line of credit consisted of a $275 million revolving line of credit and a $150 million term loan and bore interest at a variable rate based on LIBOR and had a maturity date of September 18, 2002. The Company's two operating partnerships are the borrowers under this line of credit, and Heritage and certain of Heritage's other subsidiaries have guaranteed this line of credit. This line of credit is being used principally to fund growth opportunities and for working capital purposes. At December 31, 2003 and 2002, $243 million and $234 million were outstanding under the line of credit, respectively.

        This line of credit bears interest at either the lender's base rate or a floating rate based on a spread over LIBOR ranging from 80 basis points to 135 basis points, depending upon the Company's debt rating, and requires monthly payments of interest. The variable rate in effect at December 31, 2003, including the lender's margin of 105 basis points, and borrowings outstanding at the base rate, was 2.22%. In addition, this line of credit has a facility fee based on the amount committed ranging from 15 basis points to 25 basis points, depending upon the Company's debt rating, and requires quarterly payments.

        This line of credit requires the Company to maintain specific financial ratios and restricts the incurrence of indebtedness and the making of investments. This line of credit also, except under some circumstances, including as necessary to maintain the Company's status as a REIT, limits the Company's ability to make distributions in excess of 90% of annual funds from operations, as defined. As of December 31, 2003, we were in compliance with all of the financial covenants under the line of credit facility.

        Upon entering into this line of credit and repayment of the prior senior unsecured credit facility, the Company wrote off unamortized deferred financing costs and recognized a loss of $4.2 million on this transaction in 2002 which was reclassified to an operating expense from an extraordinary item upon the Company's adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, on January 1, 2003.

Subordinated Debt

        In September 2000, Heritage entered into a $100 million term credit agreement (the "Subdebt"), which was subordinated in right of payment to the line of credit. The Subdebt was scheduled to mature on March 18, 2004 and bore interest at a variable rate based on LIBOR. The Subdebt contained covenants that, among other things, required the Company to maintain certain financial ratios. In addition, the Subdebt contained provisions that required repayment of the Subdebt upon full repayment of the line of credit or upon receipt of aggregate equity proceeds in excess of $250,000.

        On April 30, 2001, the Company modified the interest rate terms under the Subdebt. This modification resulted in the lender's margin being reduced from its originally scheduled 6% and 8% increasing-rate levels to 5% for the remaining term of the Subdebt. The Company determined that this modification did not result in an early extinguishment of debt. The fees incurred to modify the terms of the Subdebt were $1.8 million and were being amortized over the remaining term of the debt.

        The Company used $100 million of the net proceeds from the IPO to repay in full the Subdebt outstanding. In connection with the full repayment, the Company wrote off unamortized deferred financing costs and recognized a loss of $2.5 million which was reclassified to an operating expense from an extraordinary item upon the Company's adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, on January 1, 2003.

Scheduled Principal Repayments

        Scheduled principal repayments on aggregate outstanding debt at December 31, 2003 are as follows (in thousands):

Year Ending December 31	Amount
2004	$126,591
2005	287,650
2006	25,278
2007	35,006
2008	119,952
Thereafter	472,555

Total due(1)	$1,067,032

(1)
The aggregate principal repayment amount of $1,067,032 does not reflect the unamortized adjustment of $10,423 to increase the carrying amount to fair value for nine mortgages assumed as of December 31, 2003.

8.    Related Party Transactions

Transactions with NETT

        Preferred and common distributions paid to NETT in 2003, 2002 and 2001 were $37.8 million, $47.7 million and $38.0 million, respectively. At December 31, 2003 and 2002, distributions payable to NETT were $10.3 million and $9.5 million, respectively.

        Included in accounts payable, accrued expenses and other liabilities at December 31, 2002 is $0.7 million due to NETT. This amounts represented standard post closing adjustments related to the contribution of the real estate investments and related assets and liabilities to the Company and was paid in full during 2003.

        In connection with the formation of Heritage, environmental studies were not completed for all of the contributed properties. NETT has agreed to indemnify the Company for environmental costs up to $50 million. The environmental costs include completing environmental studies and any required remediation. Since our formation in July 1999, the Company has been reimbursed by NETT for approximately $1.8 million of environmental costs pursuant to this indemnity.

        In November 1999, the Company entered into a joint venture with NETT for the acquisition and development of a 365,000 square foot commercial office building at 131 Dartmouth Street, Boston, Massachusetts. This joint venture is owned 94% by NETT and 6% by the Company. The Company was issued this interest as part of a management arrangement with the joint venture pursuant to which the Company will manage the building. The Company has no ongoing capital contribution requirements with respect to this office building, which was completed in January 2003. The first tenants began occupying this office building in October 2003. The Company accounts for its interest in this joint venture using the cost method and has not expended any amounts on the office building through December 31, 2003.

        In February 2004, the Company entered into an eleven-year lease with this joint venture for the lease of approximately 31,000 square feet of space and moved its corporate headquarters to this space during the first quarter of 2004. The terms of this lease, which were negotiated on an arms-length basis, were approved by the Company's Audit Committee and Board of Directors.

Boston Office Lease

        In 1974, NETT and Net Realty Holding Trust entered into an agreement providing for the lease of 14,400 square feet of space at the 535 Boylston Street office building to NETT for its Boston offices. Net Realty Holding Trust assigned this lease to the Company as part of the Company's formation. The current term of this lease expires on June 30, 2005 and under this lease, NETT pays the Company $648,000 per year in minimum rent.

Transactions with Prudential

        Preferred and common distributions paid to Prudential in 2003, 2002 and 2001 were $10.4 million (none of which were preferred distributions), $11.6 million and $8.6 million, respectively. At December 31, 2003 and 2002, distributions payable to Prudential were $1.4 million and $2.6 million, respectively.

        Prudential received advisory and other fees totaling $3.4 million in connection with the IPO, which have been included as equity issuance costs. These fees were incurred in the second quarter of 2002. Upon completion of the IPO and payment of these fees, the Company's advisory arrangements with Prudential were terminated.

        On April 30, 2001, in conjunction with the modification of its now repaid $100 million subordinated debt, the Company used the proceeds of a $50 million loan from a lender to repay the

$50 million of subordinated debt previously held by Prudential. Interest expense paid to Prudential for this issue during the year ended December 31, 2001 was $2.0 million.

        In connection with its providing of advisory services to the Company, Prudential received warrants to acquire shares of the Company's common stock at an exercise price of $25.00 per share, which was assumed to be equal to the fair value of the stock at the date the warrants were issued. On July 9, 1999, 75,000 of the warrants were issued with an expiration date of July 9, 2003, and on September 18, 2000, 300,000 warrants were issued with an expiration date of September 18, 2004. The warrants had an estimated fair value at issuance of $0.2 million and $0.9 million, respectively, and such amounts were recorded as additional paid-in capital.

        In February 2003 the Company extended the expiration date of all warrants to April 29, 2007. The Company recorded a charge of $0.1 million in connection with this modification.

        A portion of redeemable equity, representing costs associated with prior equity transactions with Prudential, is reclassified as a charge to earnings for each quarter over the redemption period. This charge, which is recorded as accretion of redeemable equity in the accompanying consolidated statements of income, amounted to $0.3 million and $1.0 million for the years ended December 31, 2002, and 2001, respectively. As a result of the IPO, all redeemable equity outstanding converted automatically into shares of the Company's common stock on a one for one basis.

9.    Segment Reporting

        The Company predominantly operates in one industry segment—real estate ownership and management of retail properties. As of December 31, 2003 and 2002, the Company owned 162 and 152 community and neighborhood shopping centers, respectively. Management reviews operating and financial data for each property separately and independently from all other properties when making resource allocation decisions and measuring performance. The Company defines operating segments as individual properties with no segment representing more than 10% of rental revenue.

10.    Earnings Per Share

        Earnings per common share ("EPS") has been computed pursuant to the provisions of SFAS No. 128. The following table provides a reconciliation of both net income and the number of common shares used in the computation of basic EPS, which utilizes the weighted average number of common shares outstanding without regard to the dilutive potential common shares, and diluted EPS, which includes all shares, as applicable (in thousands, except per-share data):

	For the year ended December 31, 2003
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic Earnings Per Share:
Net income attributable to common shareholders	$40,733	41,963	$0.97
Effect of dilutive securities:
Stock options and warrants	—	211	—
Anticipated stock compensation	—	22	—
Operating partnership units	257	340	0.76

Diluted income per share:
Net income attributable to common shareholders	$40,990	42,536	$0.96

	For the year ended December 31, 2002
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic Earnings Per Share:
Net loss attributable to common shareholders	$(187)	30,257	$(0.01)
Effect of dilutive securities:
Anticipated stock compensation(1)	—	29	—

Diluted loss per share:
Net loss attributable to common shareholders	$(187)	30,286	$(0.01)

(1)
In accordance with SFAS No. 128, anticipated stock compensation is included in this reconciliation even though the effect is anti-dilutive, because income before extraordinary items, rather than net loss attributable to common shareholders, is used as the "control number" in determining whether potential common shares are dilutive or anti-dilutive.

        For the years ended December 31, 2002 and 2001, preferred stock distributions of $14.3 million, and $43.3 million, respectively, and the effect of the assumed conversion of convertible preferred stock and exchangeable minority interests outstanding into shares of common stock at the beginning of each year were not included in the computation of diluted loss per common share because the impact on basic loss per common share was anti-dilutive. At December 31, 2002 and 2001, options and warrants to purchase 2,415,527 and 1,376,500 shares, respectively, of common stock at $25.00 per share were outstanding but were not included in the computation of diluted loss per common share because their exercise price was not below the fair value of the common shares and would therefore not dilute basic loss per common share.

11.    Stock-Based Compensation

Overview

        SFAS No. 123, Accounting for Stock-Based Compensation, ("SFAS No. 123") establishes financial accounting and reporting standards for stock-based employee compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. SFAS No. 123 defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost using the intrinsic value-based method of accounting prescribed by Accounting Principles Opinion No. 25, Accounting for Stock Issued to Employees ("Opinion No. 25"), and to make pro-forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS No. 123 were applied. The Company uses Opinion No. 25 and related Interpretations to measure compensation costs for its stock-based plans.

        The Company's 2000 Equity Incentive Plan, as amended, (the "Plan") authorizes options and other stock-based compensation awards to be granted to employees and directors for up to 5,700,000 shares of common stock. The Compensation Committee of the Board of Directors administers the Plan and is responsible for selecting persons eligible for awards and for determining the term and duration of any award.

Stock Options

        Pursuant to the Plan, the Company periodically grants options to purchase shares of common stock at an exercise price equal to the estimated per-share fair value of the Company's common stock. The options vest over periods ranging from three to five years and have an expiration of ten years from the grant date.

        Upon completion of the Company's initial public offering, the vesting of all stock options previously granted to employees (other than 430,000 options granted in April 2002) accelerated.

        A summary of option transactions during the periods covered by these consolidated financial statements is as follows:

	Shares	Weighted Average Exercise price per share
Outstanding at December 31, 2000	707,000	25.00
Granted	420,750	25.00
Cancelled	(126,250)	25.00
Exercised	—	—

Outstanding at December 31, 2001	1,001,500	25.00
Granted	1,096,352	24.99
Cancelled	(46,125)	25.00
Exercised	—	—

Outstanding at December 31, 2002	2,051,727	$24.99
Granted	737,751	$24.39
Cancelled	(11,500)	$24.65
Exercised	(487,655)	$24.90

Outstanding at December 31, 2003	2,290,323	$24.79

        The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/03	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/03	Weighted-Average Exercise Price
$23.95-$25.00	2,290,323	7.78	$24.79	1,330,272	$25.00

        The Company has estimated the fair value of options granted prior to September 7, 2001 (the initial filing of the Company's Registration Statement) using the minimum value method, which SFAS No. 123 indicates may be used by nonpublic companies and which excludes the expected volatility of the Company's stock. The Company applied this method incorporating the following weighted-average assumptions: dividend yield of 8.25%; risk-free interest rate of 5%; expected life of 4 years; and no expected volatility. Had compensation cost for these options been determined in accordance with SFAS No. 123, the Company's net income and basic and diluted loss per common share would have been unchanged from reported amounts for the year ended December 31, 2001. There were no stock options granted between September 7, 2001 and December 31, 2001.

        In addition to the 737,751 options granted during the year ended December 31, 2003, the Company is contractually obligated as of December 31, 2003 to issue an additional 140,000 options to the Company's Chief Executive Officer based on the Company's 2003 performance. For purposes of the pro forma amounts below, the Company recognizes compensation expense over the performance and vesting periods. The per-share weighted-average fair value of the 737,751 options issued and 140,000 options accrued during the year ended December 31, 2003 was $1.30. The per-share fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Dividend yield	8.4%
Expected life of option	6 years
Risk-free interest rate	3%
Expected stock price volatility	20%

        The compensation cost under SFAS 123 for the stock performance-based plan would have been $0.6 million and $0.4 million for the years ended December 31, 2003 and 2002. Had compensation cost for the Company's grants under stock-based compensation plans been determined consistent with SFAS 123, the Company's net income (loss), and net income (loss) per common share for 2003, 2002 and 2001 would approximate the pro forma amounts below (in thousands, except per-share data):

	Year Ended December 31,
	2003	2002	2001
Net income (loss) attributable to common shareholders	$40,114	$(590)	$(32,104)
Net income (loss) per common share—basic	$0.96	$(0.02)	$(4.71)
Net income (loss) per common share—diluted	$0.95	$(0.02)	$(4.71)

        The effects of applying SFAS 123 in the pro-forma disclosure are not indicative of future amounts and anticipated awards.

        Subsequent to December 31, 2003, pursuant to the Plan, the Company granted 539,654 stock options, including the 140,000 options referred to above, at exercise prices ranging from $28.47 to $28.65 per share. The options vest at a rate of one-third per year on the anniversary of the grant date and have a duration of ten years.

Restricted Shares

        In July 2002, the Board of Directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of senior management of the Company. The Company issued the first installment of 155,000 shares in July 2002 based on a fair market value per share of $23.65 on the grant date. These shares were subject to risk of forfeiture and transfer restrictions, which terminated on March 1, 2003, based on the continued employment of these individuals with the Company through that date. During the years ended December 31, 2003 and 2002, the Company recognized $1.1 million and $2.6 million of compensation expense related to these shares, respectively.

        On March 3, 2003, the Company issued the second installment consisting of 155,000 shares based on a value of $24.36 per share. These shares were subject to risk of forfeiture and transfer restrictions, which terminated on March 3, 2004, based on the continued employment of these individuals with the Company through that date. During the year ended December 31, 2003, the Company recognized $3.3 million of compensation expense related to these shares, including the vesting of 20,000 shares issued to an officer which were accelerated upon his departure from the Company. The unamortized compensation expense of $0.5 million is included as unearned compensation on the accompanying balance sheet and will be amortized over the remaining vesting period.

        On March 1, 2004, the Company issued the third installment consisting of 135,000 shares (reduced from 155,000 to reflect the termination of employment of one of the participants) based on a value of $29.76 per share. These shares are subject to risk of forfeiture and transfer restrictions, which terminate on March 1, 2005, based on the continued employment of these individuals with the Company through that date.

        During the year ended December 31, 2001, the Company granted shares of restricted stock with no performance-based conditions and no exercise price to certain employees. Grantees immediately receive distributions and voting rights on shares granted, and the shares vest over a period of five years. Compensation expense is recognized over the vesting periods. During the year ended December 31, 2001, compensation expense recognized was $1.5 million based on a fair value per share of $25.00 at the grant date.

        Upon completion of the IPO in the second quarter of 2002, all contractual restrictions on transfer and forfeiture provisions that existed on restricted shares previously granted to members of senior management and other key employees terminated. As a result, in 2002, the Company incurred compensation expense, including the reimbursement of a portion of the taxes paid by two employees, of $6.8 million on the restricted shares, which is comprised of $4.3 million of stock compensation expense and $2.5 million for the reimbursement of a portion of such taxes.

        Following is a table summarizing restricted stock activity during the years ended December 31:

	2003	2002	2001
Unvested shares outstanding at beginning of year	155,000	84,111	60,000
Shares issued	276,500	263,565	84,497
Shares forfeited	—	—	(1,830)
Shares vested	(193,000)	(192,676)	(58,556)

Unvested shares outstanding at end of year	238,500	155,000	84,111

        During the year ended December 31, 2003, the Company accrued $1.1 million of compensation expense, including the reimbursement of a portion of the taxes to be paid by one employee, related to approximately 110,000 shares of restricted stock that were issued by the Company on February 17, 2004 for 2003 performance. The Company recognizes compensation expense with respect to performance-based stock grants ratably over the performance and three-year vesting periods.

        During the years ended December 31, 2003 and 2002, the Company recognized $1.2 million and $1.1 million, respectively, of compensation expense, including the reimbursement of a portion of the taxes to be paid by one employee, related to approximately 119,500 shares of restricted stock that were issued by the Company on March 3, 2003 for 2002 performance. The Company recognizes compensation expense with respect to performance-based stock grants ratably over the performance and three-year vesting periods. The unamortized compensation expense of $1.3 million is included as unearned compensation on the accompanying balance sheet and will be amortized over the remaining vesting period.

12.    Commitments and Contingencies

Retirement Savings Plan

        Effective in January 2000, the Company began to offer its employees a retirement savings plan qualified under Section 401(k) of the Internal Revenue Code. Under the Plan, the Company provides matching contributions. These matching contributions are currently equal to 100% of the employee's contribution up to 3% of the employee's compensation, and 50% of the employee's contribution in excess of 3% and up to 5% of the employee's compensation. These employer contributions aggregated $0.3 million, $0.3 million, and $0.2 million in 2003, 2002 and 2001, respectively, and vested immediately.

        Effective in January 2000, the Company adopted a non-qualified executive retirement plan ("SERP"). Benefits payable under the SERP are based upon a percentage of each participant's average annual cash compensation, consisting of base salary and cash bonus, for the three calendar years of the last ten years of employment which produce the highest average amount. Benefits earned under the SERP vest over varying periods ranging from eight to ten years. Participants may begin to receive payments under the SERP following either their 60th or 65th birthday depending on the terms of their individual agreement. Benefits under the SERP will terminate upon the participant's death. The Company has accrued a liability pursuant to the SERP of $4.2 million and $2.9 million, at December 31, 2003 and 2002, respectively.

Legal and Other Matters

        The Company is subject to legal and other claims incurred in the normal course of business. Based on its review and consultation with counsel of such matters known to exist, management does not believe that the ultimate outcome of these claims would materially affect the Company's financial position or results of operations.

13.    Derivative and Hedging Activities

        On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and to measure such instruments at fair value. Fair value adjustments affect either other comprehensive income (a component of shareholders' equity) or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

        The Company had no derivatives at December 31, 2003 or 2002. The Company's only derivative at December 31, 2001 was an interest rate "collar" entered into pursuant to and as a condition of the Company's prior line of credit facility. This collar limited the variable interest rate range on the entire $150 million term loan under the prior line of credit to a floor of 6% and a cap of 8.5% through September 18, 2003, the date of maturity of the prior line of credit. The derivative was classified as a cash flow hedge and the fair value of the derivative was included in accrued expenses and other liabilities as of December 31, 2001. For purposes of determining hedge effectiveness, the Company excludes the time value element of the collar. As of January 1, 2001, the adoption of SFAS No. 133 resulted in the recognition of a loss of $2.5 million, which is reported as a cumulative transition adjustment to accumulated other comprehensive loss (a component of changes in shareholders' equity). The net increase in the fair value of the liability for the collar during the year ended December 31, 2001 was $5.3 million, which resulted from a net gain recognized in income during the year ended December 31, 2001 of $1.0 million (representing the time value component of the collar excluded from the assessment of hedge effectiveness), a net loss of $6.3 million charged to accumulated other comprehensive loss.

        Interest expense attributable to the collar and recognized in earnings in 2002 and 2001 was $2.1 million and $3.0 million, respectively.

        On April 29, 2002, the Company entered into a $350 million unsecured line of credit with a group of lenders and Fleet National Bank, as agent. This line of credit replaced the Company's prior $425 million senior unsecured credit facility. Upon entering into this new line of credit, the Company paid $6.8 million to terminate the interest rate collar that was then in place with respect to the $150 million term loan under the prior senior unsecured credit facility. As a result of this termination, the Company reclassified $7.6 million of accumulated other comprehensive loss, a component of shareholders' equity, to earnings during the year ended December 31, 2002.

14.    Guarantees of Notes Payable

        On April 1, 2004, the Company issued $200,000,000 aggregate principal amount of its 5.125% Notes due 2014 (the "Existing Notes") to certain initial purchasers, who then sold those notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Existing Notes were guaranteed (the "Existing Guarantees") by the Company's two operating partnerships, Heritage Property Investment Limited Partnership and Bradley Operating Limited Partnership (the "Guarantors"). Each of the Existing Guarantees is full and unconditional and joint and several.

        Because they were sold pursuant to exemptions from registration under the Securities Act, the Existing Notes and Existing Guarantees are subject to transfer restrictions. In connection with the issuance of the Existing Notes and Existing Guarantees, the Company and the Guarantors entered into a registration rights agreement with the initial purchasers in which the Company and the Guarantors agreed to register with the Securities and Exchange Commission ("SEC") under the Securities Act new notes ("Registered Notes") and new guarantees ("Registered Guarantees") to be exchanged for the Existing Notes and Existing Guarantees. Each of the Registered Guarantees will be full and unconditional and joint and several.

        The Company and the Guarantors have filed a Registration Statement on Form S-4 with the SEC for the purpose of registering the Registered Notes and Registered Guarantees under the Securities Act. Rule 3-10(a) of Regulation S-X requires the Company to file separate financial statements for guarantors of registered securities. In lieu of providing such separate financial statements with respect to wholly owned guarantors, Rule 3-10(f) of Regulation S-X requires the Company to include a footnote with respect to its guarantor and non-guarantor subsidiaries in its previously issued annual historical financial statements contained in the 10-K. This footnote must be provided if the Company's annual historical financials are incorporated by reference in subsequent filings with the SEC made under the Securities Act, even though those financial statements relate to periods prior to the date of the Company's filings made under the Securities Act.

        As a result of the foregoing, this footnote is being provided pursuant to Rule 3-10(f) of Regulation S-X in lieu of providing separate annual financial statements with respect to Heritage Property Investment Limited Partnership, a wholly owned Guarantor. Financial statements with respect to Bradley Operating Limited Partnership, a non-wholly owned Guarantor, will be separately filed with the SEC.

        The following represents summarized condensed consolidating financial information as of December 31, 2003 and 2002 with respect to the financial position of the Company and for the years ended December 31, 2003, 2002, and 2001 with respect to the results of operations and cash flows of the Company and its subsidiaries. The Parent Company column presents the financial information of the Company, the primary obligor of the Registered Notes, under the equity method of accounting. The Guarantors' columns are segregated between Bradley Operating Limited Partnership, which is 99% owned by the Company, and Heritage Property Investment Limited Partnership, a wholly-owned subsidiary of the Company. The Non-Guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, which consists primarily of subsidiaries of the Guarantors.

Condensed Consolidating Balance Sheets

		Guarantors
December 31, 2003	Parent Company	Bradley Operating LP	Heritage Property Investment LP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Assets
Real estate investments, net	$—	$1,026,975	$299,794	$830,463	$—	$2,157,232
Other assets	24,259	22,483	8,269	39,591	(24,259)	70,343
Investment in subsidiaries	958,472	150,421	267,683	—	(1,376,576)	—

Total assets	$982,731	$1,199,879	$575,746	$870,054	$(1,400,835)	$2,227,575

Liabilities and Shareholders' Equity/Partners' Capital
Liabilities:
Indebtedness	—	480,842	170,075	426,538	—	1,077,455
Other liabilities	24,259	51,698	31,868	22,987	(24,259)	106,553

Total liabilities	24,259	532,540	201,943	449,525	(24,259)	1,184,008
Minority interests/redeemable equity	—	84,681	—	2,425	(2,011)	85,095
Shareholders' equity/partners' capital	958,472	582,658	373,803	418,104	(1,374,565)	958,472

Total liabilities and shareholders' equity/partners' capital	$982,731	$1,199,879	$575,746	$870,054	$(1,400,835)	$2,227,575

		Guarantors
December 31, 2002	Parent Company	Bradley Operating LP	Heritage Property Investment LP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Assets
Real estate investments, net	$—	$1,051,394	$308,262	$648,848	$—	$2,008,504
Other assets	21,789	21,057	6,024	23,972	(21,789)	51,053
Investment in subsidiaries	878,608	152,235	145,375	—	(1,176,218)	—

Total assets	$900,397	$1,224,686	$459,661	$672,820	$(1,198,007)	$2,059,557

Liabilities and Shareholders' Equity/Partners' Capital
Liabilities:
Indebtedness	—	479,324	167,846	357,983	—	1,005,153
Other liabilities	21,789	48,073	27,368	14,802	(21,789)	90,243

Total liabilities	21,789	527,397	195,214	372,785	(21,789)	1,095,396
Minority interest/redeemable equity	—	83,497	—	2,425	(369)	85,553
Total shareholders' equity/partners' capital	878,608	613,792	264,447	297,610	(1,175,849)	878,608

Total liabilities and shareholders' equity/partners' capital	$900,397	$1,224,686	$459,661	$672,820	$(1,198,007)	$2,059,557

Condensed Consolidating Statements of Operations

		Guarantors
Year ended December 31, 2003	Parent Company	Bradley Operating LP	Heritage Property Investment LP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenue	$—	$153,660	$43,863	$103,146	$(955)	$299,714

Expenses:
Operating expenses	—	48,459	10,325	28,165	—	86,949
Depreciation and amortization	—	39,568	12,416	26,980	—	78,964
Interest	—	25,813	14,205	29,397	—	69,415
General and administrative	955	11,775	6,177	3,013	(955)	20,965

Total expenses	955	125,615	43,123	87,555	(955)	256,293

Income (loss) before allocation to minority interests	(955)	28,045	740	15,591	—	43,421

Income allocated to exchangeable partnership units	(257)	—	—	—	—	(257)
Income allocated to Series B & C Preferred Units	—	(6,656)	—	—	—	(6,656)
Subsidiary earnings	43,958	9,778	5,813	—	(59,549)	—

Income before discontinued operations	42,746	31,167	6,553	15,591	(59,549)	36,508
Discontinued operations:
Operating income from discontinued operations	—	—	1,542	—	—	1,542
Gain on sale of discontinued operations	—	—	2,683	—	—	2,683

Income from discontinued operations	—	—	4,225	—	—	4,225

Net income attributable to common shareholders	$42,746	$31,167	$10,778	$15,591	$(59,549)	$40,733

		Guarantors
Year ended December 31, 2002	Parent Company	Bradley Operating LP	Heritage Property Investment LP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenue	$—	$147,250	$41,023	$87,701	$(808)	$275,166

Expenses:
Operating Expenses	—	46,054	9,844	23,176	—	79,074
Depreciation and amortization	—	37,195	11,146	21,682	—	70,023
Interest	2,712	31,196	13,568	24,836	—	72,312
General and administrative	808	15,324	4,484	3,543	(808)	23,351
Loss on prepayment of debt	2,534	4,215	—	—	—	6,749

Total expenses	6,054	133,984	39,042	73,237	(808)	251,509

Income (loss) before net gains	(6,054)	13,266	1,981	14,464	—	23,657

Net gains on sales of real estate investments and equipment	—	—	1,372	1,552	—	2,924
Net derivative losses	—	(7,766)	—	—	—	(7,766)

Income (loss) before allocation to minority interests	(6,054)	5,500	3,353	16,016	—	18,815

Income allocated to exchangeable partnership units	(216)	—	—	—	—	(216)
Income allocated to Series B & C Preferred Units	—	(6,656)	—	—	—	(6,656)
Subsidiary earnings	21,082	8,336	7,680	—	(37,098)	—

Income before discontinued operations	14,812	7,180	11,033	16,016	(37,098)	11,943

Discontinued operations:
Operating income from discontinued operations	—	—	2,116	—	—	2,116
Gain on sale of discontinued operations	—	—	384	—	—	384

Income from discontinued operations	—	—	2,500	—	—	2,500

Net income	14,812	7,180	13,533	16,016	(37,098)	14,443

Preferred stock distributions	(14,302)	—	—	—	—	(14,302)
Accretion of redeemable equity	(328)	—	—	—	—	(328)

Net (loss) income attributable to common shareholders	$182	$7,180	$13,533	$16,016	$(37,098)	$(187)

		Guarantors
Year ended December 31, 2001	Parent Company	Bradley Operating LP	Heritage Property Investment LP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenue	$—	$138,107	$36,521	$78,603	$(670)	$252,561

Expenses:
Operating expenses	—	42,953	9,613	21,437	—	74,003
Depreciation and amortization	—	33,871	9,581	20,599	—	64,051
Interest	8,211	45,352	12,353	22,399	—	88,315
Interest-related party	2,027	—	—	—	—	2,027
General and administrative	670	8,256	2,436	1,948	(670)	12,640

Total expenses	10,908	130,432	33,983	66,383	(670)	241,036

Income before net gains	(10,908)	7,675	2,538	12,220	—	11,525

Net gains on sales of real estate investments and equipment	—	—	4,159	—	—	4,159
Net derivative gains	—	986	—	—	—	986

Income before allocation to minority interests	(10,908)	8,661	6,697	12,220	—	16,670

Income allocated to Series B & C Preferred Units	—	(6,656)	—	—	—	(6,656)
Subsidiary earnings	23,144	6,856	5,364	—	(35,364)	—

Income before discontinued operations	12,236	8,861	12,061	12,220	(35,364)	10,014
Discontinued operations:
Operating income from discontinued operations	—	—	2,222	—	—	2,222

Income from discontinued operations	—	—	2,222	—	—	2,222

Net income	12,236	8,861	14,283	12,220	(35,364)	12,236

Preferred stock distributions	(43,345)	—	—	—	—	(43,345)
Accretion of redeemable equity	(995)	—	—	—	—	(995)

Net (loss) income attributable to common shareholders	$(32,104)	$8,861	$14,283	$12,220	$(35,364)	$(32,104)

Condensed Consolidating Statements of Cash Flows

		Guarantors
Year ended December 31, 2003	Parent Company	Bradley Operating LP	Heritage Property Investment LP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Cash flows from operating activities	$87,727	$82,919	$43,103	$55,389	$(130,298)	$138,840
Cash flows from investing activities	—	(15,769)	(133,119)	(6,395)	—	(155,283)
Cash flows from financing activities	(87,727)	(66,199)	91,855	(47,787)	130,298	20,440

Change in cash and cash equivalents	—	951	1,839	1,207	—	3,997
Beginning of period	—	341	(700)	1,826	—	1,467

End of period	$—	$1,292	$1,139	$3,033	$—	$5,464

		Guarantors
Year ended December 31, 2002	Parent Company	Bradley Operating LP	Heritage Property Investment LP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Cash flows from operating activities	$80,330	$57,927	$42,428	$58,515	$(118,028)	$121,172
Cash flows from investing activities	(220)	(114,658)	(10,822)	(3,557)	—	(129,257)
Cash flows from financing activities	(80,110)	53,515	(31,600)	(56,403)	118,028	3,430

Change in cash and cash equivalents	—	(3,216)	6	(1,445)	—	(4,655)
Beginning of period	—	3,557	(706)	3,271	—	6,122

End of period	$—	$341	$(700)	$1,826	$—	$1,467

		Guarantors
Year ended December 31, 2001	Parent Company	Bradley Operating LP	Heritage Property Investment LP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Cash flows from operating activities	$53,752	$51,940	$6,179	$53,426	$(86,571)	$78,726
Cash flows from investing activities	(3,710)	(9,661)	(13,657)	(12,188)	—	(39,216)
Cash flows from financing activities	(50,042)	(38,722)	(971)	(41,759)	86,571	(37,450)

Change in cash and cash equivalents	—	3,557	(8,449)	(521)	—	(2,060)
Beginning of period	—	—	7,743	3,792	—	4,062

End of period	$—	$3,557	$(706)	$3,271	$—	$6,122

15.    Supplementary Quarterly Data (unaudited)

      The tables below reflect the Company's selected quarterly information for the years ended December 31, 2003 and 2002. Revenues from rentals and recoveries for 2003 and 2002 have been reclassified to conform to the current presentation of discontinued operations (in thousands, except per-share data):

	Quarter ended
	March 31	June 30	September 30	December 31
2003
Revenue from rentals and recoveries	$74,824	$71,995	$73,992	$78,407
Net income	$11,220	$8,679	$10,656	$10,176
Net income attributable to common shareholders	$11,220	$8,679	$10,656	$10,176
Basic and diluted net income per common share*	$0.27	$0.21	$0.25	$0.24
	Quarter ended
	March 31	June 30	September 30	December 31
2002
Revenue from rentals and recoveries	$65,793	$68,593	$69,423	$71,256
Net income (loss)	$4,923	$(11,207)	$11,661	$9,066
Net (loss) income attributable to common shareholders	$(6,197)	$(14,738)	$11,661	$9,066
Basic and diluted net (loss) income per common share*	$(0.90)	$(0.48)	$0.28	$0.22

*
Income (loss) per common share is computed independently for each of the quarters presented, which when added together do not equal income (loss) per common share for the year.

16.    Subsequent Events

        On March 11, 2004, Prudential informed the Company that it was exercising all of its 375,000 warrants in accordance with the cashless exercise provisions of its warrant agreement. Pursuant to the warrant agreement, on March 12, 2004, the Company issued Prudential 68,166 shares of common stock in full settlement of the warrants. The Company will not incur any additional expense under SFAS No. 123 as a result of the exercise of the warrants.

        On March 8, 2004, in anticipation of completing an unsecured debt financing during the late first or second quarter of 2004, the Company entered into forward starting interest rate swaps with a total notional amount of $192,450,000. The purpose of these forward swaps is to mitigate the risk of changes in interest rates in the near term. These swaps will have no impact on the Company's current unsecured indebtedness.

        On February 23, 2004, the Company redeemed all outstanding 8.875% Series B Cumulative Redeemable Perpetual Preferred Units of Bradley Operating Limited Partnership, a subsidiary operating partnership. The Company redeemed all 2,000,000 of the outstanding Series B Preferred Units at a redemption price of $25.00 per unit, plus approximately $0.3266 of accrued and unpaid distributions, for an aggregate redemption price of approximately $25.3266 per unit. There were no unamortized issuance costs associated with the Series B Preferred Units, therefore, the Company did not incur a charge in connection with this redemption.

        On January 9, 2004, the Company entered into an agreement to sell one of its office buildings, the Fortune Office Building, located in New York, for a purchase price of $7.7 million. The transaction is expected be completed during the second quarter of 2004.

        In December 2003, the Company entered into a purchase and sale agreement to acquire Long Meadow Commons, a 119,000 square foot grocer-anchored community shopping center for approximately $19 million. The acquisition is expected to close in the second quarter of 2004, subject to customary closing conditions, and will be funded through the assumption of mortgage indebtedness and borrowings under the line of credit.

17.    Newly Issued Accounting Standards

        In December 2003, the Financial Accounting Standards Board, ("FASB") issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, ("FIN 46R"), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R applies to entities in which the equity investors do not bear the economic risks and rewards of the entity. An enterprise that is involved with another entity generally must assess whether that involvement requires consolidation under FIN 46R. Public companies must apply FIN 46R immediately to entities created after January 31, 2003 and no later than the end of the first reporting period that ends after December 15, 2003. The Company does not believe the adoption of FIN 46R will have a material impact on the results of its operations, financial position, or liquidity.

QuickLinks

  Exhibit 99.1
PART II
  Item 6: Selected Financial Data
  Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations
  Item 8: Financial Statements
  Item 15: Exhibits, Financial Statements, Financial Statement Schedule and Reports on Form 8-K
SIGNATURES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
Report of Independent Registered Public Accounting Firm
HERITAGE PROPERTY INVESTMENT TRUST, INC. Consolidated Balance Sheets December 31, 2003 and 2002 (In thousands, except for share amounts)
HERITAGE PROPERTY INVESTMENT TRUST, INC. Consolidated Statements of Operations Years ended December 31, 2003, 2002 and 2001 (In thousands, except per-share data)
HERITAGE PROPERTY INVESTMENT TRUST, INC. Consolidated Statements of Changes in Shareholders' Equity Years ended December 31, 2003, 2002 and 2001 (In thousands, except per-share data)
HERITAGE PROPERTY INVESTMENT TRUST, INC. Consolidated Statements of Cash Flows Years ended December 31, 2003, 2002 and 2001 (In thousands)
HERITAGE PROPERTY INVESTMENT TRUST, INC. Notes to Consolidated Financial Statements Years ended December 31, 2003, 2002 and 2001